UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

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TrueCar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018 PROXY STATEMENT

AND

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 17, 2018

AT 8:30 A.M. PACIFIC TIME

www.virtualshareholdermeeting.com/True2018

Letter to Stockholders April 4, 2018

Dear TrueCar Stockholders,

We are pleased to invite you to attend our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 17, 2018 at 8:30 a.m. Pacific Time. At the Annual Meeting, we will ask you to consider the following proposals as more fully described in the accompanying proxy statement:

•   To elect three Class I directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

•   To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•   To approve, on an advisory basis, the fiscal 2017 compensation of our named executive officers;

•   To hold an advisory vote on the frequency of future stockholder advisory votes to approve named executive officer compensation; and

•   To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on March 22, 2018 as the record date for the Annual Meeting. Only stockholders of record as of March 22, 2018 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

The Annual Meeting will be a completely virtual meeting of stockholders. All stockholders are cordially invited to attend the Annual Meeting via live webcast. You will not be able to attend the Annual Meeting in person. We believe that holding a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting. To participate, vote or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/True2018.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we are once again pleased to provide our stockholders access to our proxy materials via the Internet at http://materials.proxyvote.com/89785L rather than in paper form. On or about April 4, 2018 our stockholders will have the ability to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability.

Your vote is important. Whether or not you plan to attend the Annual Meeting via live webcast, we urge you to submit your vote via the Internet, telephone or mail to ensure your shares are represented. For specific instructions on how to vote your shares, please refer to the section entitled “General Information” and the instructions on the Notice of Internet Availability. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual meeting and to vote your shares at the virtual meeting. Please vote as soon as possible.

Sincerely,

Chip Perry

President and Chief Executive Officer

Santa Monica, California

Notice of 2018 Annual Meeting of Stockholders
1	General Information
8	Executive Officers, Directors and Corporate Governance
8	Executive Officers, Directors
15	Board Composition
15	Board Diversity and Tenure
16	Board Meetings and Director Communications
16	Policy Regarding Nominations
16	Director Independence
17	Board Committees
20	Compensation Committee Interlocks and Insider Participation
20	Code of Business Conduct and Ethics
20	Board Leadership Structure
21	Board’s Role in Risk Oversight
21	Information on Compensation Risk Assessment
22	Non-Employee Director Compensation
23	Outside Director Compensation Policy
24	Section 16(a) Beneficial Ownership Reporting Compliance
25	Security Ownership of Certain Beneficial Owners and Management

29	Compensation Discussion and Analysis
41	2017 Summary Compensation Table
43	2017 Grants of Plan-Based Awards Table
44	Outstanding Equity Awards at Fiscal Year-End
46	2017 Option Exercises and Stock Vested Table
47	Executive Employment Arrangements
48	Potential Payments upon Termination, Change in Control or Certain Other Events
56	Equity Compensation Plan Information
57	Certain Relationships and Related Party and Other Transactions
60	Audit Committee Report
61	Proposal One: Election of Directors
62	Proposal Two: Ratification of Selection of Independent Registered Public Accountants
64	Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation
65	Proposal Four: Advisory Vote on the Frequency of Advisory Votes on Named Executive Officer Compensation
A-1	Annex A - Reconciliation of GAAP to Non-GAAP Financial Measures

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2018: This proxy statement, along with the 2017 Annual Report to Stockholders, is available at the following website: http://materials.proxyvote.com/89785L.

By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

The Notice of Internet Availability will also provide instructions on how you may request electronic or paper delivery of future proxy materials. If you choose to receive electronic delivery of future proxy materials, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic or paper delivery will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic delivery, which will (i) allow us to provide you with the information you need in a more timely manner, (ii) reduce printing and mailing documents to you, and (iii) conserve natural resources.

GENERAL INFORMATION

General Information

Q: Why am I receiving these materials?

A: This Proxy Statement is furnished to you by the board of directors of TrueCar, Inc. (the “Board of Directors”) and contains information related to the Annual Meeting of Stockholders to be held on Thursday, May 17, 2018 beginning at 8:30 a.m. Pacific Time and at any postponements or adjournments thereof. You can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/True2018, where you will be able to participate, submit questions and vote online. References in this Proxy Statement to “we,” “us,” “our,” “the Company” or “TrueCar” refer to TrueCar, Inc.

Q: What is included in these materials?

A: These materials include this Proxy Statement for the Annual Meeting of Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, or the SEC, on March 1, 2018 (the “Annual Report”). These materials were first made available to you on the Internet on or about April 4, 2018. Our principal executive offices are located at 120 Broadway, Suite 200, Santa Monica, CA 90401, and our telephone number is (800) 200-2000. We maintain websites at www.TrueCar.com and www.true.com. The information on our websites is not a part of this Proxy Statement.

Q: What items will be voted on at the Annual Meeting?

A: Stockholders will vote on the following items at the Annual Meeting:

•	to elect Erin Lantz, Chip Perry and Ion Yadigaroglu as Class I directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;
•	to approve, on an advisory basis, the fiscal 2017 compensation of our named executive officers;

•	to hold an advisory vote on the frequency of future stockholder advisory votes to approve named executive officer compensation; and

•	to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q: How does the Board of Directors recommend I vote on these proposals?

A: The Board recommends a vote:

•	FOR the election of Erin Lantz, Chip Perry and Ion Yadigaroglu as Class I directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	FOR the approval of the advisory resolution indicating the approval of the fiscal 2017 compensation of the Company’s named executive officers; and

•	FOR the recommendation that stockholders elect to have advisory votes on named executive officer compensation every “one year”.

Q: Who is making this solicitation?

A: The proxy for the Annual Meeting is being solicited on behalf of TrueCar’s Board of Directors.

Q: Who pays for the proxy solicitation process?

A: TrueCar will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that

2018 Proxy Statement	1

GENERAL INFORMATION

our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses.

Q: Who may vote at the Annual Meeting?

A: Stockholders of record as of the close of business on March 22, 2018 (the “Record Date”) are entitled to receive notice of, to attend online and to vote at the Annual Meeting via live webcast. Each share of TrueCar’s common stock is entitled to one vote on each matter. As of the Record Date, there were 100,866,226 shares of TrueCar’s common stock issued and outstanding, held by 131 holders of record. Each share of TrueCar’s common stock is entitled to one vote on each matter.

Q: What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A: Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials were sent directly to you by TrueCar.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and these proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Q: If I am a stockholder of record of TrueCar shares, how do I vote?

A: If you are a stockholder of record, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	During the Meeting. You may vote during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/True2018.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 16, 2018.

Q: If I am a beneficial owner of shares held in street name, how do I vote?

A: If you are a beneficial owner of shares held in street name, you should have received from your broker, bank or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” sent by the broker, bank or other nominee. Please follow their instructions carefully. Street name stockholders may generally vote by one of the following methods:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions found on the vote instruction form provided to you by your broker, bank, trustee or nominee. Additional Instructions can be found at www.virtualshareholdermeeting.com/True2018.

•	By Telephone. You may vote by proxy by calling the toll free number found on the vote instruction form provided to you by your broker, bank, trustee or nominee.

•	By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the envelope provided to you by your broker, bank, trustee or nominee.

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GENERAL INFORMATION

Q: If I submit a proxy, how will it be voted?

A: When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote or revoke my proxy?”

Q: What should I do if I get more than one proxy or voting instruction card?

A: Stockholders may receive more than one set of voting materials, including multiple copies of these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Q: Can I change my vote or revoke my proxy?

A: You may change your vote or revoke your proxy at any time prior to the taking of the vote at the Annual Meeting.

If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to TrueCar’s Corporate Secretary at TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401 prior to your shares being voted, or (3) attending the virtual Annual Meeting and voting via the live webcast. Attending the Annual Meeting via the live webcast will not cause your previously granted proxy to be revoked unless you specifically so request or vote via the live webcast during the Annual Meeting.

For shares you hold beneficially in street name, you may generally change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided.

Q: Can I attend the meeting in person?

A: We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the Annual Meeting in person.

Q: How do I participate in the Annual Meeting via the Internet?

A: Any stockholder may listen to the Annual Meeting and participate live via webcast at www.virtualshareholdermeeting.com/True2018. The webcast will begin at 8:30 a.m. Pacific time on May 17, 2018, and stockholders may vote and submit questions during the Annual Meeting via live webcast. To enter the meeting, please have your 12-digit control number which is available on the Notice or, if you received a printed copy of the proxy materials, your proxy card. If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/True2018.

Q: How many shares must be present or represented to conduct business at the Annual Meeting?

A: At the Annual Meeting, the presence in person virtually or by proxy of a majority of the aggregate

2018 Proxy Statement	3

GENERAL INFORMATION

voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting via live webcast, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q: What is the voting requirement to approve each of the proposals?

A: With respect to Proposal One, the election of the Company’s directors, each director is elected by a plurality of the voting power of the shares present in person virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected as Class I directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.

For Proposal Two, the ratification of the appointment of the Company’s independent registered public accounting firm, and Proposal Three, the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of shares present in person virtually or represented by proxy and entitled to vote on such proposal is required to approve the proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposals and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

With respect to Proposal Four, the advisory vote on the frequency of advisory votes on named executive officer compensation, the frequency of future advisory votes on the compensation of our named executive officers, we will consider the alternative receiving the greatest number of votes – one year, two years, or three years – to be the frequency that stockholders approve. Because this vote is advisory and non-binding on us or our Board of Directors, however, our board may decide that it is in our and our stockholders’ interests to hold an advisory vote on the compensation of our named executive officers more or less frequently than the alternative approved by our stockholders.

Q: What are broker non-votes?

A: Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter—Proposal Two, the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on Proposals One, Three and Four.

Q: Who will tabulate the votes?

A: A representative of Carl Hagberg and Associates will serve as the Inspector of Election and will tabulate the votes at the Annual Meeting.

Q: What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A: Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to TrueCar’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 Annual Meeting of Stockholders, the Corporate Secretary of TrueCar must receive the written proposal at our principal executive offices no later than December 6, 2018. If we hold our 2019 Annual Meeting of Stockholders more than 30 days before or after May 17, 2019 (the one-year anniversary date of the Annual Meeting of Stockholders), we will disclose the new deadline by which stockholders proposals must be received under

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GENERAL INFORMATION

Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Stockholder proposals should be addressed to:

TrueCar, Inc.

Attn: Corporate Secretary

120 Broadway, Suite 200

Santa Monica, California 90401

Our amended and restated bylaws (our “Bylaws”) also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) pursuant to our proxy materials with respect to such meeting, (2) by or at the direction of our Board of Directors, or (3) by a stockholder who is a stockholder of record both at the time the stockholder provides proper written notice of the proposal that the stockholder seeks to present at our annual meeting and on the record date for the determination of stockholders entitled to vote at the annual meeting, and who has timely complied in proper written form with the notice procedures set forth in our Bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to our Bylaws and applicable law. To be timely for our 2019 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on January 19, 2019, and

•	not later than the close of business on February 18, 2019.

If we hold our 2019 Annual Meeting of Stockholders more than 30 days before or more than 60 days after May 17, 2019 (the one-year anniversary date of the Annual Meeting of Stockholders), then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received by our Corporate Secretary at our principal executive offices:

•	not earlier than the close of business on the 120th day prior to such annual meeting, and

•	not later than the close of business on the later of (i) the 90th day prior to such annual meeting, and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

To be in proper written form, a stockholder’s notice to the Corporate Secretary shall set forth as to each matter of business the stockholder intends to bring before the annual meeting (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address of the stockholder(s) and their associated person(s) proposing such business, (3) the class and number of shares of the Company’s common stock which are held of record or are beneficially owned by the stockholder(s) and their associated person(s), (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) or their associated person(s) with respect to any securities of the Company, and a description of any other similar agreement, arrangement or understanding, (5) any material interest of the stockholder(s) and their associated person(s) in such business, and (6) a statement whether such stockholder(s) or their associated person(s) will deliver a proxy statement and form of proxy to the Company’s stockholders. In addition, to be in proper written form, a stockholder’s notice to the Corporate Secretary must be supplemented not later than five days following the record date to disclose the information contained in clauses (3) and (4) in this paragraph as of the record

2018 Proxy Statement	5

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date. A stockholder’s “associated person” is defined as (1) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (2) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (3) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (1) and (2).

Nomination of Director Candidates: As set forth in our Policies and Procedures for Director Candidates, as described below, stockholders holding at least one percent (1%) of the fully diluted capitalization of TrueCar continuously for at least 12 months may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name, contact information, biography, qualifications, a consent signed by the nominee, and a statement from the recommending stockholder in support of the nominee, and should be directed to the Secretary of the Company at our principal executive offices.

In addition, our Bylaws permit certain stockholders to nominate directors for election at an annual meeting of stockholders. To be eligible, a stockholder must be a stockholder of record as of the date notice of the annual meeting is given and as of the record date determining stockholders entitled to vote at the annual meeting.

To be in proper written form, a stockholder’s notice to the Secretary of the Company shall set forth, as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other similar agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (5) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations are to be made by the stockholder, (6) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, and (7) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). As to such stockholder(s) giving notice of the director nomination, such notice must also include the following information as to the stockholder and any stockholder associated person: (1) the name and address of the stockholder(s) and their associated person(s) proposing such business, (2) the class and number of shares of the Company which are held of record or are beneficially owned by the stockholder(s) and their associated person(s), (3) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) or their associated person(s) with respect to any securities or the Company, and a description of any other similar agreement, arrangement or understanding, (4) any material interest of the stockholder(s) and their associated person(s) in such business, and (5) a statement whether such stockholder(s) or their associated person(s) will deliver a proxy statement and form of proxy to the Company’s stockholders. In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Company must be supplemented not later than five days following the record date to disclose the

6	2018 Proxy Statement

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information contained in clauses (2) and (3) in this paragraph as of the record date. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Q: I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A: The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”

Brokers with account holders who are TrueCar stockholders may be householding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or TrueCar that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401, or (3) contact our Investor Relations department by email at investors@true.com or by phone at 1-800-200-2000, extension 8771. Stockholders who currently receive multiple copies of the Proxy Statement or Annual Report at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q: What if I have questions about lost stock certificates or need to change my mailing address?

A: You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-2879 (outside the U.S.), or by email at web.queries@computershare.com, if you have lost your stock certificate or need to change your mailing address.

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EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

Executive Officers, Directors and Corporate Governance

Executive Officers, Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of March 31, 2018:

Name	Age	Position
Executive Officers
Chip Perry	64	President, Chief Executive Officer and Director
John Pierantoni	46	Interim Chief Financial Officer & Chief Accounting Officer
Michael Darrow	60	Executive Vice President, Partner and OEM Development
Neeraj Gunsagar	41	Chief Marketing Officer
Brian Skutta	41	Executive Vice President, Dealer Services
Jeffrey Swart	50	General Counsel

Non-Employee Directors
Robert Buce	69	Director
Christopher Claus	57	Director, Chairman of the Board
Steven Dietz	54	Director
John Krafcik	56	Director
Erin Lantz	38	Director
John Mendel	63	Director
Wesley Nichols	53	Director
Ion Yadigaroglu	48	Director

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EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

Executive Officers

Chip Perry President, Chief Executive Officer and Director Age: 64

Chip Perry has served as our President, Chief Executive Officer and a member of our Board of Directors since December 2015. Prior to joining us, Mr. Perry was the President and Chief Executive Officer of RentPath LLC, an operator of online real estate rental websites and mobile applications, since August 2015. Mr. Perry was President and Chief Executive Officer of AutoTrader Group, Inc., an online automotive marketplace, from August 1997 until March 2013, and served as a member of its board of directors between August 1999 and March 2013. Mr. Perry has served as a member of the board of MXC Solutions India Private Ltd. since June 2014. Mr. Perry holds a M.S. in Civil Engineering from the University of Virginia and an M.B.A. from Harvard Business School.

Skills and Qualifications:

We believe Mr. Perry is qualified to serve as a member of our Board of Directors because of his substantial industry, operational and business strategy expertise gained from serving as a chief executive officer in the online automotive industry.

John Pierantoni Interim Chief Financial Officer & Chief Accounting Officer Age: 46

John Pierantoni has served as our interim Chief Financial Officer since February 2018 and as our Chief Accounting Officer since December 2013. Prior to joining us, Mr. Pierantoni was Vice President of Finance at Cornerstone OnDemand, Inc., a provider of cloud-based talent management software solutions, from August 2010 until December 2013. Mr. Pierantoni also served as Chief Accounting Officer of Ticketmaster Entertainment and was the Controller, Motion Picture Group of Paramount Pictures. In addition, Mr. Pierantoni has 13 years of public accounting experience with PricewaterhouseCoopers, including two years at PwC’s London office. Mr. Pierantoni holds a B.S. in Accounting from the Carroll School of Management at Boston College.

Michael Darrow Executive Vice President, Partner and OEM Development Age: 60

Mike Darrow has served as our Executive Vice President of Partner and OEM Development since November 2017 and served as our Executive Vice President of OEM Development from March 2017 to November 2017. Mr. Darrow has served as the President of our subsidiary, ALG, Inc. since January 2018. Prior to joining us, Mr. Darrow was an Automotive Industry Consultant for Inventory Command Center from June 2016 to February 2017. Prior to joining Inventory Command Center, Mr. Darrow served in numerous roles at Edmunds.com from July 2000 to August 2014, including Chief Executive Officer of Edmunds Data Services, Executive Vice President of Sales and Chief Sales Officer. Mr. Darrow holds a B.S. in Economics from Allegheny University.

Neeraj Gunsagar Chief Marketing Officer Age: 41

Neeraj Gunsagar has served as our Chief Marketing Officer since April 2016 and served as our Chief Revenue Officer from July 2014 until April 2016. Prior to joining us in January 2012, Mr. Gunsagar founded Saful Consulting, where he advised public and private technology companies on strategic matters from March 2008 until December 2011. Earlier in his career, Mr. Gunsagar was an investment banker at Donaldson, Lufkin & Jenrette focused on advising communications companies. Mr. Gunsagar holds a B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley.

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Brian Skutta Executive Vice President of Dealer Services Age: 41

Brian Skutta has served as our Executive Vice President of Dealer Sales and Service since February 2016. Prior to joining us, Mr. Skutta was chief executive officer of AutoAlert, an automotive analytics company, from September 2014 until February 2016. Mr. Skutta worked in various roles for Cox Automotive from July 2002 until August 2014, including serving as the Vice President and General Manager of VinSolutions Inc. from May 2012 until August 2014 and as the co-founder and first general manager of AutoTrader.com’s trade-in marketplace between September 2009 and April 2012. Mr. Skutta holds a B.S. in Finance from Auburn University.

Jeffrey Swart General Counsel Age: 50

Jeffrey Swart has served as our General Counsel since January 2016 and served as our Senior Vice President & Deputy General Counsel from April 2014 until December 2015. Prior to joining us, Mr. Swart was a litigation partner at the law firm of Alston & Bird LLP, where he practiced law from May 1998 until April 2014. Prior to joining Alston & Bird, Mr. Swart served for two years as a law clerk to Judge Ed Carnes of the United States Court of Appeals for the Eleventh Circuit. Mr. Swart has substantial experience in complex commercial litigation. Mr. Swart holds a J.D. from the Emory University School of Law and a B.B.A. from the Emory University’s Goizueta Business School.

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Board of Directors

Robert Buce Age: 69

Robert Buce has served as a member of our Board of Directors since April 2005. Mr. Buce served as our Executive Vice President and Chief Financial Officer from September 2005 to September 2008. Prior to joining us, Mr. Buce founded and served as Chief Financial Officer and a senior member of the management team of Build-To-Order, Inc., an automotive company focused on modularized outsourced manufacturing of vehicles. Prior to Build-To-Order, Mr. Buce held a variety of senior management positions, including Managing Partner, at KPMG LLP, an accounting and advisory firm, and Managing Director at BearingPoint, Inc., a related consulting firm. Mr. Buce also served on the board of directors of KPMG LLP from March 1991 to November 1995. Since July 2000 Mr. Buce has served as Chairman of PalisadesHoldings, a sole proprietorship providing independent advisory assistance to a variety of technology services and consumer products and services commercial enterprises. Mr. Buce served on the board of Intersection Technologies, Inc., parent company of F&I Express, a provider of software and services to the automotive industry.

Mr. Buce is a Certified Public Accountant (inactive) in the State of California and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Buce holds a B.S. in Mechanical Engineering from Lehigh University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Skills and Qualifications:

We believe Mr. Buce is qualified to serve as a member of our Board of Directors because of his historical expertise gained from serving as our Executive Vice President and Chief Financial Officer and his substantial corporate governance, operational and financial expertise gained as Managing Partner at KPMG LLP, Managing Director at BearingPoint and from his experience serving on the boards of directors and boards of advisors of several private companies. As the longest serving member of our Board of Directors, we also value his deep understanding of our business as it has evolved over time.

Christopher Claus Age: 57

Christopher Claus has served as a member of our Board of Directors since April 2014 and as Chairman of the Board since February 2016. From December 1994 to March 2014, Mr. Claus served in various senior executive roles at USAA, a Fortune 150 diversified financial services company, most recently as Executive Vice President of USAA Enterprise Advice Group and President of USAA Financial Services Group. Previously, he served as the Senior Vice President and then President of USAA Investment Management Company. Mr. Claus also served as the Vice President of Investment Sales and Service. Prior to USAA, Mr. Claus was Vice President of Equity Trading and Retirement Plans at Norwest

Investment Services, Inc. In June 2017, Mr. Claus joined the board of directors of Citizens, Inc., a provider of insurance and reinsurance services. Mr. Claus holds a B.A. in Business Administration from the University of Minnesota—Duluth and an M.B.A. from the University of St. Thomas.

Skills and Qualifications:

We believe Mr. Claus is qualified to serve as a member of our Board of Directors because of his substantial business strategy and corporate development and governance expertise gained as an executive and counselor at several companies in the finance industry.

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Steven Dietz Age: 54

Steven Dietz has served as a member of our Board of Directors since February 2006. Mr. Dietz has been a Managing Partner at Level 4 Collaborative Investors, a venture capital firm, since December 2016 and was a Partner at Upfront Ventures, also a venture capital firm, from its founding in 1996 until July 2016. During his career, Mr. Dietz has overseen numerous investments in the automotive industry. Mr. Dietz holds a B.S. in Finance from the University of Colorado.

Skills and Qualifications:

We believe Mr. Dietz is qualified to serve as a member of our Board of Directors because of his substantial corporate finance, business strategy and corporate development expertise gained from his significant experience in the venture capital industry, analyzing, investing in and serving on the boards of directors of various private technology companies.

John Krafcik Age: 56

John Krafcik has served as a member of our Board of Directors since February 2014. Mr. Krafcik served as our President from April 2014 until September 2015. Since September 2015, Mr. Krafcik has been the Chief Executive Officer of Waymo, Alphabet Inc.‘s self-driving car unit. Mr. Krafcik was with Hyundai Motor America, a South Korean multinational automaker, from March 2004 to December 2013, during which time he served as President and Chief Executive Officer from November 2008 to December 2013. Mr. Krafcik was responsible for the strategic direction and management of Hyundai Motor America’s operations in the United States. Prior to joining Hyundai Motor America,

Mr. Krafcik was at Ford Motor Company, where he held various product development leadership positions. Mr. Krafcik holds a B.S. in Mechanical Engineering from Stanford University and an M.S. in Management from Sloan School of Management at the Massachusetts Institute of Technology.

Skills and Qualifications:

We believe Mr. Krafcik is qualified to serve as a member of our Board of Directors because of his substantial corporate development, business strategy and automotive expertise gained as an executive in the automotive industry.

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Erin Lantz Age: 38

Erin Lantz has served as a member of our Board of Directors since November 2016. Ms. Lantz is the Vice President and General Manager of Mortgages at Zillow Group where she has worked since July 2010. Prior to Zillow, Ms. Lantz was Senior Vice President at Bank of America where she led the Direct-to-Consumer purchase home loan business. Before entering the mortgage industry, she worked at the Boston Consulting Group as an Associate. Ms. Lantz has served on the Board of Directors of Washington Federal, Inc. since September 2016. Ms. Lantz holds a B.A. from the University of Pennsylvania and an M.B.A. from Harvard Business School.

Skills and Qualifications:

We believe Ms. Lantz is qualified to serve as a member of our Board of Directors because of her extensive knowledge in finance, consumer behavior, online marketplaces and financial consumer technology.

John Mendel Age: 63

John Mendel has served as a member of our Board of Directors since May 2017. Mr. Mendel was the Executive Vice President, Automobile Division, of American Honda Motor Company from November 2004 until April 2017. Prior to Honda, Mr. Mendel worked for Ford Motor Company from July 1976 until November 2004 where he most recently served as Chief Operating Officer of Mazda America. Mr. Mendel has a B.A. in business and economics from Austin College and an M.B.A. from Duke University.

Skills and Qualifications:

We believe Mr. Mendel is qualified to serve as a member of our Board of Directors because of his substantial corporate development, business strategy and automotive expertise gained as an executive in the automotive industry.

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Wesley Nichols Age: 53

Wesley Nichols has served as a member of our Board of Directors since November 2016. Since January 2017, Mr. Nichols has been advising select portfolio companies of Upfront Ventures as a Board Partner. Mr. Nichols was the Chief Strategy Officer of Neustar, Inc., a global provider of real-time information services and analytics from December 2015 until February 2017. Mr. Nichols co-founded MarketShare, LLC, a provider of advanced analytic solutions and software in 2005 and served as its Chief Executive Officer from January 2005 until its acquisition by Neustar in December 2015. Mr. Nichols has served on the board of directors of BJ’s Restaurants, Inc. since December 2013 and the board of directors of comScore, Inc. since October 2017. Mr. Nicholas has also served on the board of trustees of Randolph-Macon College since October 2012. Mr. Nichols holds a B.A. from Randolph-Macon College and an M.A. from Johns Hopkins University.

Skills and Qualifications:

We believe Mr. Nichols is qualified to serve as a member of our Board of Directors because of his extensive knowledge in analytics, marketing optimization and digital technology.

Ion Yadigaroglu Age: 48

Ion Yadigaroglu has served as a member of our Board of Directors since August 2007. Since July 2004, Mr. Yadigaroglu has served as a Managing Principal at Capricorn Investment Group LLC, an investment firm. Mr. Yadigaroglu holds a Masters in Physics from Eidgenössische Technische Hochschule Zürich in Switzerland and a Ph.D. in Astrophysics from Stanford University.

Skills and Qualifications:

We believe Mr. Yadigaroglu is qualified to serve as a member of our Board of Directors because of his substantial corporate finance, business strategy and corporate development expertise gained from his holding various executive positions and from his significant experience in the capital industry, analyzing, investing in and serving on the boards of directors of various private technology companies. We also value his perspective as a representative of one of our significant stockholders.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

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Board Composition

Our business and affairs are managed under the direction of our Board of Directors. The number of directors is fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation and Bylaws that became effective immediately prior to the completion of our initial public offering. Our Board of Directors currently consists of nine directors, seven of whom qualify as “independent” under the NASDAQ Stock Market listing standards.

In accordance with our amended and restated certificate of incorporation and our Bylaws, our Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Ms. Lantz and Messrs. Perry and Yadigaroglu, and their terms will expire at the annual meeting of stockholders to be held in 2018;

•	the Class II directors are Messrs. Buce, Nichols and Krafcik, and their terms will expire at the annual meeting of stockholders to be held in 2019; and

•	the Class III directors are Messrs. Claus, Dietz and Mendel, and their terms will expire at the annual meeting of stockholders to be held in 2020.

Ms. Lantz and Messrs. Perry and Yadigaroglu are standing for reelection at this annual meeting of stockholders.

The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our outstanding voting stock. Directors may not be removed by our stockholders without cause.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Diversity and Tenure

Age Diversity	Board Tenure

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Board Meetings and Director Communications

During 2017, the Board of Directors held ten meetings. With the exception of John Krafcik, who attended 70% of the total number of meetings of the Board of Directors, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors during such director’s tenure and the total number of meetings held by any of the committees of the Board of Directors on which such director served during 2017. Directors are also encouraged to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. Each member of our Board of Directors attended our 2017 annual meeting of stockholders.

Stockholders and other interested parties may communicate with the non-management members of the Board of Directors by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Corporate Secretary. Our Corporate Secretary will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications as appropriate to member(s) of the Board of Directors.

Policy Regarding Nominations

Our Board of Directors is responsible for identifying and nominating members for election to our Board of Directors. The Board of Directors considers recommendations from directors, stockholders and others, as it deems appropriate. Our Board of Directors may review from time to time the appropriate skills, experience and characteristics for members of the Board of Directors, including the appropriate role of diversity. In evaluating potential candidates for nomination, our Board of Directors considers these factors in the light of the specific needs of the Board of Directors at that time and shall also consider advice and recommendations from our President and Chief Executive Officer.

The Company has paid fees to a third party search firm to assist in identifying and evaluating potential candidates for nomination.

Director Independence

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board of Directors determined that none of Ms. Lantz or Messrs. Buce, Claus, Dietz, Mendel, Nichols and Yadigaroglu has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market. In making these determinations, our Board of

Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The Board of Directors also determined that each of Messrs. Dietz, Mendel and Nichols is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

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Board Committees

Our Board of Directors has an audit committee, a compensation and workforce committee, and a nominating and corporate governance committee. The Company also has a standing disclosure committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees operates under a written charter adopted by our Board of Directors, which charters are available on the Investor Relations section of our website at http://ir.true.com/corporate-governance.

Audit Committee

Our audit committee is comprised of Messrs. Buce and Claus and Ms. Lantz. Mr. Buce serves as our audit committee chairperson. The composition of our audit committee meets the requirements for independence of audit committee members under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the current listing standards. In addition, our Board of Directors has determined that Mr. Buce qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). During fiscal year 2017, the audit committee held seven meetings. The responsibilities of our audit committee include, among other things:

•	selecting and hiring the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	approving audit and non-audit services and fees;

•	reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	preparing the audit committee report for inclusion in our annual proxy statement;

•	reviewing reports and communications from the independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•	establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving annually the audit committee charter and the committee’s performance.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market.

Compensation and Workforce Committee

Our compensation and workforce committee, referred to as the compensation committee, is comprised of Messrs. Dietz, Mendel and Nichols. Mr. Nichols serves as our compensation committee chairperson. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3

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promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to oversee our compensation policies, plans and benefit programs, significant matters related to our workforce and to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. During fiscal year 2017, the compensation committee held eight meetings. The responsibilities of our compensation committee include, among other things:

•	overseeing our overall compensation philosophy and compensation policies, plans and benefit programs;

•	reviewing and approving for our executive officers: the annual base salary, annual and quarterly incentive bonus (including the specific goals and amounts), equity compensation, employment agreements, severance agreements, change in control arrangements, and any other benefits, compensation or arrangements;

•	preparing the compensation committee report;

•	reviewing the succession planning for each of our executive officers; and

•	administering our equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Nichols and Yadigaroglu. Mr. Yadigaroglu serves as our nominating and corporate governance committee chairperson. The composition of our nominating and corporate governance committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. During 2017, the nominating and governance committee held three meetings. The responsibilities of our nominating and governance committee include, among other things:

•	identifying, evaluating and making recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees;

•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	developing and making recommendations to our Board of Directors regarding our corporate governance guidelines; and

•	evaluating the performance of our Board of Directors and of individual directors.

Our nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, consistent with our Code of Business Conduct and Ethics, which is posted in the corporate governance section of our investor relations website at www.true.com. Candidates should have broad experience and demonstrated excellence in his or her field. In addition, candidates for director should:

•	possess relevant expertise upon which to be able to offer advice and guidance to management and be committed to enhancing stockholder value;

•	have sufficient time to devote to the affairs of the Company and to carry out their duties; and

•	have the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Their service on other boards of public companies should be limited to a number that permits

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them, given their individual circumstances, to perform responsibly all director duties. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time.

Candidates for director are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee considers the appropriate skills, experience and characteristics for members of the Board of Directors, including the appropriate role of diversity and such other factors as it deems appropriate given the current needs of our Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the nominating and corporate governance committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The nominating and corporate governance committee also determines whether the nominee can be considered independent by the Board of Directors for purposes of meeting the NASDAQ listing standards.

The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of our Board of Directors, and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. Candidates may come to the attention of the nominating and corporate governance committee through current members of our Board of Directors, professional search firms, stockholders or other persons. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote. These candidates are evaluated at meetings of the nominating and corporate governance committee, and may be considered at any point during the year.

The nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The requirements for proper submission are described under “General Information—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?—A. Nomination of Director Candidates.”

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market.

Disclosure Committee

Our disclosure committee is comprised of John Pierantoni, our Interim Chief Financial Officer and Chief Accounting Officer; Chip Perry, our President and Chief Executive Officer; Jeffrey Swart, our General Counsel, and other members of our management team. Messrs. Pierantoni and Swart co-chair our disclosure committee. During 2017, the disclosure committee held four meetings, one prior to the filing of each quarterly and annual report filed in 2017. The responsibilities of our disclosure committee include, among other things:

•	designing, adopting, implementing and monitoring appropriate procedures and policies, to ensure accurate and timely collection of information for inclusion into the Company’s quarterly earnings press releases and periodic and current SEC reports;

•	establishing policies and procedures to ensure relevant Company personnel timely report information potentially requiring disclosure;

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•	establishing responsibility and lines of communication throughout the Company’s operations and business units for collecting relevant information on a timely basis, including making periodic inquiries with relevant Company personnel possessing information potentially requiring disclosure;

•	reviewing drafts of the Company’s quarterly earnings press releases and periodic and current SEC reports in preparation for filing, and discussing disclosure matters and filings made by the Company to ensure completeness and accuracy of content;

•	coordinating, as necessary, the review of Company’s quarterly earnings press releases and periodic and current SEC reports with independent accountants, internal auditors, outside legal counsel and the audit committee of the Board of Directors; and

•	periodically reporting to the Chief Financial Officer and to the chairperson of the audit committee on disclosure issues and the committee’s findings regarding the effectiveness of its procedures and policies, including any weaknesses identified therein or in the Company’s disclosure controls and procedures generally.

Our disclosure committee operates under a written charter that has been adopted by our Chief Executive Officer and Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serve, or have served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. A member of our Board of Directors and our compensation committee, Steven Dietz, is a former partner at Upfront Ventures, and until February 27, 2018, Mr. Dietz was a member of Upfront’s investment committee and therefore beneficially owned more than 5% of our capital stock.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://ir.true.com/corporate-governance. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board Leadership Structure

Our Board of Directors currently believes that our Company is best served by separating the roles of a Chairman of the Board and Chief Executive Officer. Chip Perry, our President and Chief Executive Officer, is the director with the most in-depth understanding of and experience in our industry. Consequently, Mr. Perry is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Christopher Claus serves as the Chairman of the Board of Directors. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from both within and outside the automotive industry,

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while our President and Chief Executive Officer brings company-specific perspective and industry expertise. Our Board of Directors believes that separating the roles of Chairman of the Board of Directors and Chief Executive Officer is the best leadership structure for us at the current time because it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our Board of Directors, which are essential to effective governance.

Board’s Role in Risk Oversight

Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, as well as legal and compliance risks.

The Board of Directors is responsible for exercising oversight of the Company’s identification and management of, as well as planning for, those risks. The Board of Directors has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our audit committee’s, compensation committee’s and nominating and corporate governance committee’s areas of responsibilities, discussed above). The Board of Directors and its committees exercise their risk oversight function by receiving and evaluating reports from management and by making inquiries of management, as appropriate. In addition, the Board of Directors and its committees receive reports from our auditors and other consultants, and meet in executive sessions with these outside consultants. Board oversight of risk is enhanced by the fact that committee reports are provided to the full Board of Directors.

Information on Compensation Risk Assessment

Management periodically reviews our incentive compensation programs at all levels within the organization. Employee cash bonuses are based on company-wide and individual performance, and management (with respect to our non-executive employees) and our compensation committee (with respect to our executive officers) have discretion to adjust bonus payouts. Equity awards for new hires are based on the employee’s position, prior experience, qualifications, and the market for particular types of talent; and any additional grants are based on employee performance and retention objectives. Equity awards generally have long-term vesting requirements to ensure that recipients’ focus is on our long-term success. The incentive compensation structure was reviewed during 2017 by the compensation committee. Based on this review, the compensation committee does not believe that our compensation policies and practices, taken as a whole, create risks that are reasonably likely to have a material adverse impact on our Company.

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Non-Employee Director Compensation

The following table presents compensation information for our non-employee directors during the year ended December 31, 2017. Directors who are also our employees receive no additional compensation for service as a director. Compensation paid to Mr. Perry is discussed in “Executive Compensation.”

Name	Fees Earned ($)	Stock Awards	Option Awards ($)(1)	Total ($)
Abhishek Agrawal(2)	—	—	—	—
Robert Buce	75,000	75,001	74,968	224,969
Christopher Claus	90,000	75,001	74,968	239,969
Steven Dietz	36,458	75,001	74,968	186,427
John Krafcik	55,000	75,001	74,968	204,969
Erin Lantz	65,000	75,001	74,968	214,969
John Mendel(3)	38,784	150,002	149,998	338,784
Wesley Nichols	67,149	75,001	74,968	217,118
Ion Yadigaroglu	—	75,001	74,968	149,969

(1)	This amount represents the aggregate grant date fair value of the stock options awarded, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC.

(2)	Mr. Agrawal did not stand for re-election and his board service terminated on May 18, 2017.

(3)	Mr. Mendel was elected to the Board of Directors on May 18, 2017.

The following table presents the aggregate number of stock awards and the aggregate number of option awards outstanding for each non-employee director as of December 31, 2017:

Name	Outstanding Stock Awards at December 31, 2017	Outstanding Options at December 31, 2017
Robert Buce	4,276	137,212
Christopher Claus	4,276	79,323
Steven Dietz	4,276	65,159
John Krafcik	23,719	643,471
Erin Lantz	14,780	44,232
John Mendel	8,552	18,948
Wesley Nichols	14,780	44,232
Ion Yadigaroglu	4,276	65,159

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EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

Outside Director Compensation Policy

In March 2016, the Board of Directors, upon the recommendation of our compensation committee, amended and restated our policy for the compensation of non-employee directors (“Outside Directors”), effective as of January 1, 2016, which we refer to as our Outside Director Compensation Policy. Under this policy, our Outside Directors receive compensation in the form of equity under the terms of the 2014 Equity Incentive Plan (“2014 Plan”), as described below, and, Outside Directors who are not affiliated with a venture capital investor in the Company (“Non-Affiliated Directors”) also receive compensation in the form of cash. The 2016 restatement of our Outside Director Compensation Policy was crafted in consultation with Compensia, Inc. (“Compensia”), an independent compensation consulting firm. Compensia provided us with competitive data and analysis regarding non-employee director compensation. After careful consideration of this information and the scope of the duties and responsibilities of our Outside Directors, the Board of Directors approved our current Outside Director Compensation Policy, to provide reasonable compensation to our Outside Directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our Outside Directors.

Initial Award. Each person who first becomes an Outside Director will be granted an option to purchase shares of our common stock having a grant date fair value equal to $150,000, or the Initial Option, and a restricted stock unit with a grant date fair value equal to $150,000, or the Initial RSU. The Initial Option and Initial RSU (collectively, the “Initial Award”) will be automatically granted on the date the individual first becomes an Outside Director. If a director’s status changes from an employee director to an Outside Director, he or she will not receive an Initial Award.

Except as set forth below, the shares underlying the Initial Award vest as follows: shares underlying the Initial Option will vest and become exercisable in 36 approximately equal monthly installments over three years from the commencement of the individual’s service as an Outside Director, subject to continued service as a director through the applicable vesting dates and the shares underlying the Initial RSU will vest in three approximately equal annual installments over three years from the 15th day of the month during which the individual commenced service as an Outside Director, subject to continued service as a director through the applicable vesting dates.

Any shares underlying the Initial Award that are scheduled to vest on or after the date of the End-of-Term Annual Meeting (as defined below) will instead vest on the day prior to the End-of-Term Annual Meeting. End-of-Term Annual Meeting means:

•	with respect to an Initial Award granted at an annual meeting of our stockholders (each an “Annual Meeting”), the third Annual Meeting following the Annual Meeting at which such Initial Award was granted; and

•	with respect to an Initial Award not granted at an Annual Meeting, the fourth Annual Meeting following the grant of the Initial Award.

John Mendel became an outside director on May 18, 2017 and was automatically granted an Initial Award.

Annual Award. On the date of each Annual Meeting, each Outside Director who has served on our Board of Directors for at least the preceding six months will be automatically granted an option to purchase shares having a grant date fair value equal to $75,000, or the Annual Option, and a restricted stock unit with a grant date fair value equal to $75,000, or the Annual RSU (collectively, the “Annual Awards”). Except as set forth below, the shares underlying the Annual Award vest as follows: the shares underlying the Annual Option will vest and become exercisable in 12 approximately equal monthly installments over one year from the grant date, subject to continued service as a director through the applicable vesting dates and the shares underlying the Annual RSU will vest on the last day of

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EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

the month that includes the 12-month anniversary of the date of grant of the Annual RSU, subject to continued service as a director through the vesting date.

Any shares underlying the Annual Award that are scheduled to vest on or after the date of the following year’s Annual Meeting will instead vest on the day prior to the following year’s annual meeting of stockholders.

The exercise price per share of each stock option granted under the Outside Director Compensation Policy will be the fair market value of a share of our common stock, as determined in accordance with our 2014 Plan, on the date of the option grant. With respect to the Initial Option and Annual Option, the grant date fair value is computed in accordance with the Black-Scholes option valuation methodology or such other methodology our Board of Directors or compensation committee may determine. Under the terms of the 2014 Plan, if the service of an Outside Director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and restricted stock units will vest fully and, if applicable, become immediately exercisable. Awards granted under our Outside Director Compensation Policy are granted under, and subject to the other terms and conditions of, our 2014 Plan. Our 2014 Plan provides that no Outside Director may be granted, in any fiscal year, stock-settled equity awards with a grant date fair value (determined in accordance with GAAP) of more than $750,000, with this limit increased to $1,500,000 in connection with his or her initial service, or cash-settled awards with a grant date fair value of more than $750,000, increased to $1,500,000 in connection with his or her initial service.

Cash Compensation. Each Non-Affiliated Director receives an annual retainer of $55,000 in cash for serving on our Board of Directors, or the Annual Fee. In addition to the Annual Fee, a Non-Affiliated Director who serves as chairman of the board or lead independent director, as applicable, will be entitled to an additional annual retainer of $25,000 in cash.

Non-Affiliated Directors serving as chairperson and members of the audit and compensation committees of our Board of Directors are entitled to the annual cash retainers set forth below. No cash retainers are paid for service on the Nominating and Corporate Governance Committee.

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	20,000	10,000
Compensation Committee	15,000	7,500

All cash retainers under the policy will be paid in quarterly installments to each Non-Affiliated Director that served in the relevant capacity at any point during the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. Based on a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the

Exchange Act were timely filed during 2017, except as disclosed below:

•	one late Form 4 report was filed on August 25, 2017 for each of Brian Skutta and Neeraj Gunsagar to report the grant of options to each of Mr. Skutta and Mr. Gunsagar on August 16, 2017 to buy 12,500 shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2018 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of February 28, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 100,565,321 shares of our common stock outstanding as of February 28, 2018. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Caledonia (Private) Investments Pty Limited(1)	16,474,191	16.4
United Services Automobile Association(2)	9,042,990	8.9
Entities affiliated with Upfront Ventures(3)	7,860,332	7.8
Vanguard Group(4)	6,943,388	6.9
Senvest Management, LLC(5)	6,859,792	6.8
Pacific Sequoia Holdings LLC(6)	6,363,569	6.3
PAR Capital(7)	5,813,320	5.8
UBS Group AG(8)	5,147,504	5.1

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Named Executive Officers and Directors:
Chip Perry(9)	1,459,409	1.4
John Pierantoni(10)	174,219		*
Michael Darrow(11)	52,830		*
Neeraj Gunsagar(12)	602,135		*
Brian Skutta(13)	81,748		*
Robert Buce(14)	434,438		*
Christopher Claus(15)	172,055		*
Steven Dietz(16)	123,064		*
John Krafcik(17)	672,474		*
Erin Lantz(18)	30,640		*
John Mendel(19)	6,640		*
Wesley Nichols(20)	30,640		*
Ion Yadigaroglu(21)	1,574,808	1.6
All current executive officers and directors as a group (14 persons)(22)	5,850,304	5.6

*	Represents beneficial ownership of less than 1%.

(1)	As reported on Schedule 13G filed with the SEC on February 14, 2018, Caledonia (Private) Investments Pty Limited (“Caledonia”) holds sole voting and dispositive power with respect to all 16,474,191 reported shares. The address for Caledonia is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.

(2)	As reported on Schedule 13G/A filed with the SEC on February 13, 2018 and updated from Company records, consists of (i) 8,533,348 shares held of record by United Services Automobile Association (“USAA”) and (ii) 509,642 shares issuable to USAA pursuant to a warrant exercisable within 60 days of February 28, 2017. The address for USAA is 9800 Fredericksburg Road, San Antonio, Texas 78288.

(3)	As reported on Schedule 13G/A filed with the SEC on February 14, 2018 and updated from Company records, consists of (i) 3,865,651 shares held of record by Upfront II, L.P., (ii) 1,559,900 shares held of record by Upfront III, L.P., (iii) 1,501,260 shares held of record by Upfront GP II, L.P., (iv) 546,248 shares held of record by Upfront II Investors, L.P., (v) 206,202 shares held of record by Upfront GP III, L.P., (vi) 104,861 shares held of record by Upfront II Partners, L.P., (vii) 50,638 shares held of record by Upfront III Investors, L.P., and (viii) 25,572 shares held of record by Upfront III Partners, L.P. GRP Management Services Corp. is the sole general partner of Upfront II Investors, L.P. and of Upfront GP II, L.P.
Upfront GP II, L.P. is the general partner of Upfront II, L.P. and Upfront II Partners, LP. Upfront Ventures Management, Inc. is the sole general partner of Upfront GP III, L.P., which is the general partner of Upfront III, L.P., Upfront III Partners, L.P. and Upfront III Investors, L.P. Yves Sisteron is the manager of GRP Management Services Corp., and Mr. Sisteron is the sole member of the investment committee of Upfront GP II, L.P., and holds voting and dispositive control of all shares held by Upfront GP II, L.P., Upfront II, L.P., Upfront II Investors, L.P., and Upfront II Partners, LP. The managers of Upfront Ventures Management, Inc. are Mark Suster and Yves Sisteron, and Messrs. Suster and Sisteron share voting and dispositive control over the shares directly held by Upfront GP III, L.P., Upfront III, L.P., Upfront III Partners, L.P. and Upfront III Investors, L.P. Upfront Ventures Management, LLC is the sole shareholder of Upfront Ventures Management, Inc. The address for each of these entities is c/o Upfront Ventures, 1314 7th Street, Santa Monica, California 90401.

(4)

As reported on Schedule 13G filed with the SEC on February 7, 2018, The Vanguard Group (“Vanguard”) holds sole voting power of 138,754 shares, shared voting power of 3,579 shares, sole dispositive power of 6,805,625 shares and shared dispositive power of 137,763 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 134,184 shares as a result of its serving as investment manager of collective trust accounts.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Vanguard Investments Australia, Ltd. a wholly-owned subsidiary of Vanguard, is the beneficial owner of 8,149 shares as a result of its serving as investment manager of Australian investment offerings. The address for each of these entities is c/o The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)	As reported on Schedule 13G/A filed with the SEC on February 12, 2018, Senvest Management, LLC (“Senvest Management”) beneficially owns and holds shared voting and dispositive power of 6,859,792 shares. The shares are held in the account of Senvest Master Fund, LP for which Senvest Management serves as the investment manager. Richard Mashaal, the managing member of Senvest Management, has voting and dispositive power with respect to the shares held by Senvest Master Fund, LP. The address for each of these entities is 540 Madison Avenue, 32nd Floor, New York, New York 10022.

(6)	As reported on Schedule 13G filed with the SEC on January 29, 2018, Pacific Sequoia Holdings LLC (“PSH”) holds sole voting and dispositive power with respect to all 6,363,569 reported shares. Jeffrey S. Skoll, the indirect sole member of PSH, has sole authority to direct the voting and disposition of the shares held by PSH. The address for PSH is 250 University Avenue, Palo Alto, California 94301.

(7)	As reported on Schedule 13G/A filed with the SEC on February 14, 2018, PAR Investment Partners, L.P. (“PAR”) beneficially owns and holds sole voting and dispositive power with respect to all 5,813,320 reported shares. PAR Group, L.P. (“PAR LP”), the general partner of PAR, and PAR Capital Management, Inc., the general partner of PAR LP, have sole voting and dispositive power with respect to the shares beneficially owned by PAR. The address for these entities is c/o PAR Capital Management, Inc., 200 Clarendon Street, Fl 48, Boston, Massachusetts 02116.

(8)	As reported on Schedule 13G/A filed with the SEC on February 13, 2018, UBS Group AG (“UBS”) holds shared voting and dispositive power with respect to all 5,147,504 reported shares. The reported shares are owned, directly or indirectly, by UBS and its wholly-owned subsidiaries UBS AG London Branch, UBS Financial Services Inc. and UBS Securities LLC. The address for these entities is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(9)	Consists of (i) 385,776 shares held of record by Mr. Perry, (ii) 1,030,416 shares exercisable within 60 days of February 28, 2018, and (iii) 43,217 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2018.
(10)	Consists of (i) 8,671 shares held of record by Mr. Pierantoni, (ii) 160,033 shares exercisable within 60 days of February 28, 2018, and (iii) 5,515 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2018.

(11)	Consists of (i) 10,611 shares held of record by Mr. Darrow, (ii) 41,666 shares exercisable within 60 days of February 28, 2018, and (iii) 553 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2018.

(12)	Consists of (i) 3,451 shares held of record by Mr. Gunsagar, (ii) 568,458 shares exercisable within 60 days of February 28, 2018, and (iii) 30,226 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2018.

(13)	Consists of (i) 11,213 shares held of record by Mr. Skutta, (ii) 68,070 shares exercisable within 60 days of February 28, 2018, and (iii) 2,465 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2018.

(14)	Consists of (i) 76,181 shares of record held by Mr. Buce, (ii) 221,888 shares held of record by the Robert E. Buce and Barbara T. Buce Living Trust for which Mr. Buce serves as trustee, and (iii) 136,369 shares exercisable within 60 days of February 28, 2018.

(15)	Consists of (i) 13,575 shares held of record by Mr. Claus, (ii) 80,000 shares held of record by The Christopher W. Claus and Julene K. Otto Revocable Management Trust dated June 6, 2012 for which Mr. Claus serves as trustee, and (iii) 78,480 shares exercisable within 60 days of February 28, 2018.

(16)	Consists of (i) 11,211 shares held of record by Mr. Dietz, (ii) 9,500 shares held of record by The Dietz Family Trust—2011 for which Mr. Dietz serves as trustee, (iii) 10,970 shares held of record by The Dietz Family Trust—2007 for which Mr. Dietz serves as trustee, (iv) 23,867 shares held of record by The Dietz Revocable Trust—2007 for which Mr. Dietz serves as trustee, (v) 900 shares held of record by Mr. Dietz’s elder son, (vi) 1,000 shares held of record by Mr. Dietz’s younger son, (vii) 1,300 shares held of record by Mr. Dietz’s daughter, and (viii) 64,316 shares exercisable within 60 days of February 28, 2018.

(17)	Consists of (i) 26,226 shares held of record by Mr. Krafcik, (ii) 642,628 shares exercisable within 60 days of February 29, 2018, and (iii) 3,620 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2018.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(18)	Consists of (i) 5,252 shares held of record by Ms. Lantz and (ii) 25,388 shares exercisable within 60 days of February 28, 2018.

(19)	Consists of (i) 850 shares held of record by Mr. Mendel and (ii) 5,790 shares exercisable within 60 days of February 28, 2018.

(20)	Consists of (i) 5,252 shares held of record by Mr. Nichols and (ii) 25,388 shares exercisable within 60 days of February 28, 2018.

(21)	Consists of (i) 15,263 shares held of record by Mr. Yadigaroglu, (ii) 678,775 shares held of record by The Skoll Foundation (“Foundation”), (iii) 578,736 held of record by The Skoll Fund (“Fund”), (iv) 205,174 shares held of record by Capricorn S.A. SICAV-SIF-Global Non-Marketable Strategies Sub-Fund (“Capricorn SA”), (v) 26,674 shares held of record by Carthage, L.P. (“Carthage”), (vi) 5,870 shares held of record by Capricorn Investment Group LLC (“Capricorn Group”),
and (vii) 64,316 shares exercisable within 60 days of February 28, 2018. Capricorn Group serves as the investment manager for Foundation, Fund and Capricorn SA, and is the general partner of Carthage. Capricorn Group has sole voting and investment control over the shares held by Foundation, Fund, Capricorn SA, Carthage and the shares it holds directly. Voting and dispositive decisions on behalf of Capricorn Group are made by an investment committee consisting of four individuals, including Mr. Yadigaroglu, with respect to the shares held by Foundation, Fund, Capricorn SA, and Carthage. The address for Mr. Yadigaroglu is c/o Capricorn Investment Group LLC, 250 University Avenue, Palo Alto, California 94301.

(22)	Consists of (i) 2,439,004 shares held of record by our current executive officers and directors, (ii) 3,317,442 shares subject to outstanding options exercisable within 60 days of February 28, 2018, and (iii) 93,858 shares issuable upon vesting of restricted stock units within 60 days of February 28, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our named executive officers (NEOs) for 2017, which consist of our principal executive officer, principal financial officer and the next three most highly compensated executive officers, are:

•	Chip Perry, our President and Chief Executive Officer (CEO) and member of our Board of Directors;

•	Michael Guthrie, our former Chief Financial Officer (CFO);

•	Michael Darrow, our Executive Vice President of OEM and Partner Development, and President of ALG, Inc.

•	Neeraj Gunsagar, our Chief Marketing Officer; and

•	Brian Skutta, our Executive Vice President of Dealer Sales and Services.

In February 2018, the Company announced that Mike Guthrie resigned from his position as CFO and that John Pierantoni, the Company’s Chief Accounting Officer, was appointed Interim Chief Financial Officer.

Executive Summary

Business Highlights

2017 Financial Highlights

Total revenue of $323.1 million, up approximately 16% from revenue of $277.5 million in 2016.

•	Nearly 87,000 OEM targeted incentive redemptions, generating over $23 million of revenue, up approximately 22% over the prior year.

•	Net loss of $(32.8) million, or $(0.35) per basic and diluted share, compared to net loss of $(41.7) million, or $(0.49) per basic and diluted share, in 2016.

•	Non-GAAP net income(1) of $7.2 million, or $0.08 per basic share and $0.07 per diluted share, compared to Non-GAAP net loss of $(11.1) million, or $(0.13) per basic and diluted share, in 2016.

Adjusted EBITDA(2) of $28.9 million, representing an Adjusted EBITDA margin of 8.9%, compared to Adjusted EBITDA of $15.0 million, representing an Adjusted EBITDA margin of 5.4%, in 2016.

A reconciliation of GAAP to non-GAAP financial measures is set forth in Annex A to this Proxy Statement.

2017 Key Operating Metrics

•	Average monthly unique visitors(3) increased approximately 5% to approximately 7.4 million, up from 7.0 million in 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

Units(4) were 952,834 in 2017, up from 806,953 in 2016.

•	Monetization(5) was $319 during 2017 compared to $322 in 2016.

•	Franchise dealer count(6) was 12,142 as of December 31, 2017, an approximate 9% increase from 11,151 as of December 31, 2016.

•	Independent dealer count(7) was 2,979 as of December 31, 2017, an approximate 15% increase from 2,597 as of December 31, 2016.

(1)	Non-GAAP net income (loss) is not a measure of our financial performance under GAAP and should not be considered as an alternative to net loss or any other measures derived in accordance with GAAP. Refer to Annex A for a definition of Non-GAAP net income (loss) and a reconciliation of Non-GAAP net income (loss) to net loss.

(2)	Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Refer to Annex A for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss.

(3)	Average monthly unique visitors: We define a monthly unique visitor as an individual who has visited our website, our landing page on our affinity group marketing partner sites, or our mobile applications within a calendar month. We calculate average monthly unique visitors as the sum of the monthly unique visitors divided by the number of months in that period.

(4)	We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com, our TrueCar branded mobile applications or the car-buying sites we maintain for our affinity group marketing partners. A unit is counted following such time as we have matched the sale to a TrueCar user with one of the TrueCar Certified Dealers. We view units as a key indicator of the growth of our business, the effectiveness of our product and the size and geographic coverage of our network of TrueCar Certified Dealers.

(5)	Monetization: We define monetization as the average transaction revenue per unit, which we calculate by dividing all of our transaction revenue in a given period by the number of units in that period.
(6)	Franchise Dealer count: We define franchise dealer count as the number of franchise dealers in the network of TrueCar Certified Dealers at the end of a given period. This number is calculated by counting the number of brands of new cars sold by dealers in the TrueCar Certified Dealer network at their locations, and includes both single-location proprietorships as well as large consolidated dealer groups. Note that this number excludes Genesis franchises on our program due to Hyundai’s recent transition of Genesis to a stand-alone brand. In order to facilitate period over period comparisons, we have continued to count each Hyundai franchise that also has a Genesis franchise as one franchise dealer rather than two.

(7)	Independent Dealer count: We define independent dealer count as the number of dealers in the network of TrueCar certified Dealers at the end of a given period that exclusively sell used vehicles and are not directly affiliated with a new car manufacturer. This number is calculated by counting each location individually, and includes both single-location proprietorships as well as large consolidated dealer groups.

2017 Compensation Highlights

In keeping with our emphasis on aligning NEO compensation with stockholder interests, the key compensation decisions for 2017 were:

•	No changes in base salaries or target bonus incentives. Base salaries and target bonus incentives remained unchanged for Messrs. Perry, Guthrie, Gunsagar and Skutta. Mr. Darrow joined the Company in March 2017 and had his base salary and target bonus opportunity generally set at the same levels of other senior executives ($400,000 and 50% of base salary, respectively).

•

Bonus incentive outcomes paid below target (approximately 50% for CEO and 85% for other NEOs) for the 2017 performance year. Financial performance was strong and met or exceeded Company expectations for the year; however, the compensation committee decided to reduce incentive payouts for NEOs, including the CEO, to balance internal considerations and recognize the stockholder experience throughout the year. Additionally, the CEO’s annual incentive outcome for the year was 48.7% of target after the compensation committee elected to not

30	2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

deliver a bonus to him in Q1 and he declined his Q3 bonus (see more details below in the ‘Quarterly Bonus Opportunity’ section).

•	Equity awards provided to NEOs varied in size and were mostly delivered in options to align with stockholders. The compensation committee determined the size and mix of the award by reviewing competitive market levels, historical grant practices, internal pay equity, and the potential value of unvested equity. Options comprised roughly 70% of the value provided to the NEOs in 2017. All of the options grants made in 2017 are, as of year-end 2017,“underwater,” meaning that they have exercise prices per share that are higher than the fair market value of our common stock on that date.

The decisions above align with the objective to hold the executive team accountable for achieving core financial results, including driving revenue and Adjusted EBITDA, both of which are key drivers of our long-term success.

Preview of Changes Made for 2018

The compensation committee strives to structure and implement thoughtful executive compensation packages that further the Company’s goals and values. As part of this effort, the compensation committee frequently revisits and recalibrates its executive compensation structures and programs as we grow and evolve as a company. In late 2017 and early 2018, the compensation committee assessed the compensation program and made the following changes for 2018, which we believe further advance our already strong efforts and commitment to a NEO program that links compensation to the creation of stockholder value, helps retain our key talent, rewards performance and aligns with market practices:

•	Lowered Long-Term Incentive (LTI) Levels. The Company has continued to refine its approach to equity award granting and has implemented more structure and discipline in the timing and sizing of our NEO awards. In 2018, the Company transitioned to an annual grant frequency and recalibrated the size of the annual equity grants going forward to stay within sustainable market dilution levels while still providing competitive grants to attract and retain key executive talent. For example, the CEO received $3.4 million in equity during 2017, excluding the RSUs granted in lieu of cash bonus for Q2, and is expected to receive a grant with a moderately lower grant date fair value for 2018.

•	Expiration of Housing and Commuting Benefits for Mr. Perry. Pursuant to his employment agreement, the Company has provided a housing and commuting allowance for Mr. Perry as the CEO, and has provided tax gross-ups related to certain expenses, primarily housing and commuting expenses. The housing and commuting allowance ended on the two-year anniversary of Mr. Perry’s employment date in December 2017.

•	Re-evaluated Competitive Peer Group. The compensation committee worked with Semler Brossy Consulting Group (“Semler Brossy”) to define a new comparator peer group. The prior comparator peer group was developed in early-to-mid 2016 and was appropriate at the time given the revenue growth and trajectory of the Company, but did include several aspirational peers in the data set. After experiencing strong (but slower) growth at the end of 2016 and 2017, the compensation committee approved a new peer group of similarly-sized technology companies that positions TrueCar around the median in terms of revenue (i.e., between 40th and 60th percentile).

The primary focus of our compensation program is to align executive and stockholder interests such that long-term value creation is maximized. Accordingly, we provide short- and long-term pay opportunities tied directly to the drivers of our operational success and stockholder returns. We do not prescribe any particular mix of short- and long-term pay opportunities in order to retain our operational flexibility and capacity to motivate executives under an array of circumstances.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Design Strategies

The compensation committee of the Board of Directors of the Company works to design a compensation program for our NEOs to facilitate the attraction and retention of key executive talent in a highly competitive technology job market, align employees with the interests of stockholders and motivate the creation of sustainable growth in enterprise value. We recognize that our employees are our greatest asset and drive our operational results and the creation of sustainable growth. As such, we strive to provide NEO total pay packages that:

•	incentivize and reward performance, and the creation and sustaining of stockholder value by:

•	setting a large portion of pay as “at risk” pay that depends on individual and company performance; and

•	providing long-term equity incentives through a mix of stock options and restricted stock units, to both incentivize the creation of stockholder value and provide strong retention incentives;

•	are competitive with companies of comparable size and scope, and balance the need to provide competitive and stable compensation through base salary with short and long-term incentives that drive stockholder value;

•	take into consideration an individual’s historical work experience and criticality to the organization; and

•	are internally equitable for NEOs in positions of comparable responsibility in order to foster a team approach to driving success.

In designing the NEO compensation packages, the compensation committee reviews the competitive market data, without targeting any specific market percentile, and also takes into consideration the factors described above, as well as retention concerns with respect to key talent, the motivational impact of pay levels and mix in driving toward company goals and the creation of stockholder value, the input of our CEO (with respect to NEOs other than himself) and the overall cost of the compensation package.

Establishing Compensation Levels

Role of the Compensation and Workforce Committee

The compensation committee oversees our executive compensation and other compensation and benefit programs, serves as the administrator of our equity compensation plans and reviews, formulates and determines the design and amount of compensation for our executive officers, including the NEOs. Compensation decisions for our CEO are made by the compensation committee in executive session without the presence of our CEO.

At the beginning of each year, the compensation committee reviews our executive compensation program, including incentive compensation plans and arrangements, assesses the quality, appropriateness and effectiveness of the program for its intended purposes and makes modifications to existing plans and arrangements or adopts new plans or arrangements as deemed necessary. The compensation committee also conducts an annual review of our executive compensation strategy to ensure it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the compensation committee, from time to time, makes changes in our executive compensation program and also recommends changes to our Board of Directors’ total remuneration.

Role of Management

Our CEO works closely with the compensation committee in determining the compensation of our NEOs, and makes recommendations to the compensation committee as described below.

At the beginning of each year, our CEO reviews the performance of our other NEOs for the previous year

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and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation. These recommendations concern the base salary, quarterly performance-based cash bonuses and long-term incentive compensation for each of our NEOs, other than himself, based on our results, the individual’s contribution to these results and his or her individual performance. The compensation committee then reviews these recommendations and considers the other factors described herein and makes decisions as to the target total direct compensation of each NEO, as well as the mixture of elements that will comprise each NEO’s compensation.

While the compensation committee considers our CEO’s recommendations, it only uses these recommendations as one of several factors in making its decisions regarding the compensation of our NEOs. In all cases, the final decisions on NEO compensation matters are made by the compensation committee. Moreover, no NEO participates in the determination of the amounts or elements of his or her own compensation.

At the request of the compensation committee, our CEO typically attends a portion of each compensation committee meeting in which executive compensation is discussed, including meetings at which the compensation committee’s compensation consultant is present.

Role of the Compensation Consultant

Pursuant to its charter, the compensation committee has the authority to retain the services of one or more executive compensation advisers, including compensation consultants, legal counsel, accounting and other advisers, to assist in the creation of our compensation plans and arrangements and related policies and practices, as it determines necessary in its sole discretion. The compensation committee makes all determinations regarding the engagement, fees and services of these external advisers, and any such external adviser reports directly to the compensation committee.

Compensia was previously engaged to assist with the development of a competitive peer group for benchmarking purposes. Management used this peer group during 2016 to assess the overall competitiveness of pay levels and develop a 2017 pay structure for the NEOs and other executives. During 2017, the compensation committee assessed the independence of Compensia and concluded that it was independent of management.

The compensation committee engaged Semler Brossy at the end of 2017 to assess the competitiveness of the executive compensation program ahead of 2018 pay decisions, including an update to the peer group against which we assess such competitiveness. The compensation committee instructed Semler Brossy to evaluate the following pay-related components to assist the compensation committee in establishing fiscal 2018 compensation: base salary, target annual incentive compensation and total cash compensation (base salary and annual incentive compensation), and equity awards, in order to assist the compensation committee in structuring executive officer compensation packages for fiscal 2018 that were consistent with our compensation goals and philosophy and competitive relative to market comparables. This analysis also factored in other considerations, such as past and expected 2017 actual compensation and the applicable executive officer’s beneficial ownership of our common stock. In December 2017, the compensation committee assessed the independence of Semler Brossy and concluded that it was independent of management. In March 2018, the compensation committee again assessed the independence of Semler Brossy and concluded it was independent of management and that its work had not raised any conflict of interest.

Use of Competitive Market Data

As part of its deliberations, the compensation committee considers competitive market data and related analysis on executive compensation levels and practices. In June 2016, the Board of Directors reviewed data provided in the Radford Global Technology Survey including companies from the

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technology industry. The Board and the compensation committee reviewed data from two different representative samples of similar companies: (1) a custom sample of select companies between $150 million and $1 billion in revenues (consisting only of public companies, see below) and (2) a broader sample of all technology companies between $200 million and $500 million (consisting of both public and private companies).

Custom Sample of Select Peer Companies in Technology Survey:

Aspen Technology Barracuda Networks Bazaarvoice BenefitFocus.com Blackbaud Broadsoft Chegg ComScore Coupons.com Criteo DealerTrack DemandWare Dreamworks Animation Ellie Mae Financial Engines	Fire Eye Guidewire Software HomeAway Imperva Interactive Intelligence Intralinks LifeLock LinkedIn Live Nation Entertainment LivePerson Marketo Netsuite Nimble Storage Palo Alto Networks Pandora Media	PegaSystems Progress Software Qualys RealPage RetailMeNot RingCentral Riot Games Rubicon Project ServiceNow ShutterFly Splunk TripAdvisor Twitter Workday Yelp Zynga Game Network

These groups were developed with the assistance of Compensia based on an evaluation of companies the compensation committee believed are comparable to us, taking into consideration the size of each company based on revenues and market capitalization.

In early 2018, Semler Brossy worked with the compensation committee to develop a comparator group for a competitive assessment of the pay programs. The peer group was updated to reflect the current realities and expectations for the business going forward (i.e., at the time of the development of the initial peer group TrueCar had experienced several years of rapid growth, while at the end of 2017 the Company experienced more modest growth). The new comparator group includes 17 public companies with annual revenues between $150 million and $1 billion, excludes several aspirational peers, and positions the Company around the median of annual revenues (i.e., between 40th percentile and 60th percentile). This group will be disclosed in next year’s proxy statement.

Compensation Elements

Our 2017 NEO compensation program was comprised primarily of a base salary, a quarterly incentive opportunity and long-term incentives. This program remained largely the same as in 2016 as the simplified structure emphasized “at-risk” pay while providing competitive packages to retain and motivate our key talent. “At-risk” pay (both cash bonus and equity incentives) comprised more than 65% of target pay for each of our NEOs, including Mr. Perry.

Base Salary

A base salary is a critical part of our NEO compensation program and establishes financial security for each NEO. We provide base salaries that are market-calibrated, equitable and a relatively small portion of our total compensation opportunities.

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Generally, we establish base salaries after taking into account a NEO’s position, qualifications, experience, market practice and the base salaries of our other executives. Internal base salary parity is an important consideration with respect to NEOs other than our CEO, as it creates a team-first culture. This philosophy emboldens a team approach in problem solving and encourages focus on driving stockholder value in ways that will be rewarded through “at risk” pay. Thereafter, the compensation committee reviews base salaries of our NEOs from time to time, as well as at the time of a promotion or other significant change in responsibility, and makes adjustments to base salaries as determined necessary or appropriate.

In August 2016, the compensation committee reviewed the base salaries of our NEOs, taking into account the considerations described above and Radford market data. As a result, the compensation committee elected not to make any adjustments to base salaries at that time, determining that the base salaries continued to be market competitive and appropriately reflect our NEOs’ past and expected future contribution levels, subject to a planned increase to Mr. Skutta’s salary in 2017. In January 2017, the compensation committee adjusted Mr. Skutta’s salary to an amount consistent with the other non-CEO NEOs. Mr. Darrow joined the Company in March 2017 and had his base salary established at that time.

Executive	2016 Base Salary	2017 Base Salary	% Change
Chip Perry	$800,000	$800,000	0%
Michael Guthrie	$400,000	$400,000	0%
Michael Darrow	NA	$400,000	NA
Neeraj Gunsagar	$400,000	$400,000	0%
Brian Skutta	$350,000	$400,000	14%

Quarterly Bonus Opportunity

We provide our NEOs the opportunity to earn a cash incentive each quarter. Actual quarterly NEO bonuses are determined at the sole discretion of the compensation committee. The compensation committee considers various factors in determining the bonus amount, if any, a NEO receives, but a primary goal is to reward for, and align a portion of NEO pay opportunities with, our short-term quarterly financial performance, which in turn motivates our executive team, including our NEOs. We believe that rewarding short-term performance paves the way for us to maximize our long-term value creation.

The compensation committee establishes a bonus opportunity expressed as a percentage of base salary for each NEO at the beginning of the year. Per his employment agreement, Mr. Perry’s bonus opportunity is equal to 100% of base salary. Mr. Guthrie’s bonus opportunity was equal to 62.5% of base salary, and the remaining NEOs (Darrow, Gunsagar, Skutta) have bonus opportunities equal to 50% of base salary. This opportunity is then split equally over the four quarters with payouts determined and delivered at the end of each quarter.

After the end of each quarter of 2017, the compensation committee established a bonus pool for employees, including NEOs, after taking into consideration the Company’s financial performance and overall employee performance for the just-ended quarter, as well as other considerations including management’s recommendations, retention needs, morale, and the continued strong efforts of its employee base during periods that employees may have perceived as turbulent for the Company in light of recent strategic changes. In assessing the Company’s financial performance for the applicable quarter, management and the compensation committee consider a variety of qualitative and quantitative measures, such as:

•	Adjusted EBITDA performance, generally, and its alignment with guidance;

•	Revenue growth, generally, and its alignment with guidance;

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•	Trending company performance relative to the full year and other quarters;

•	The sustainability of the quarter’s results (i.e., were the results generated in a way that is replicable); and

•	Other strategic drivers (e.g., assessing the number of units sold, strategic investment decisions, etc.).

We believe that our quarterly bonus program appropriately balances the measurement of our primary financial drivers with that of our strategic decision-making and operational sustainability. Adjusted EBITDA and revenue performance are primary considerations when funding the bonus pool because they measure core operational performance, ensure overall affordability and reflect a metric that analysts, the investment community, security analysts, ratings agencies, and other key parties look at closely. The sustainability of our results, our trending performance, and the measurement of our other strategic drivers also serve as value reference points for the Committee given their linkage to our ability to create long-term value for our stockholders. As a result, our holistic evaluation of performance, including the primary evaluation of our Adjusted EBITDA and revenue achievement, rewards our NEOs for creating sustainable long-term value for our stockholders. Once these and the other factors described above are assessed, management recommends the overall bonus funding level for the organization. The CEO, other than for himself, also recommends bonus amounts for the executive team, based on the overall bonus funding and the assessment of each executive’s individual performance. The compensation committee reviews these assessments and recommendations, and also assesses the CEO’s performance for the quarter. The compensation committee then determines individual NEO bonuses, if any, for the quarter.

Although Company performance for 2017 generally exceeded quarterly and annual expectations (the Company missed quarterly revenue expectations in Q3 2017), and individual NEO performance was strong, the compensation committee decided to reduce incentive payouts for NEOs, including the CEO, to below target levels to balance internal considerations and recognize the stockholder experience throughout the year.

After the completion of Q1 in 2017, the compensation committee reviewed performance and considered an equitable bonus payout for Q1 performance to all NEOs. To that end, the compensation committee and management assessed several factors including our revenue and Adjusted EBITDA performance, the potential key strategic investments during Q2 involving the Company’s Trade-In initiative, and the desire to keep the entire organization engaged in the strategic effort. As a result, and after discussions between the compensation committee, the CEO, and the CFO, the compensation committee decided not to deliver a bonus amount to the CEO or CFO with respect to Q1. For Q3 of 2017, the compensation committee initially determined that a bonus of $143,307 would be appropriate for our CEO, in light of the factors described above, and Mr. Perry’s leadership and strong performance during the quarter. However, the Company missed Q3 revenue expectations, and in furtherance of his belief that increasing the non-executive bonus pool would boost morale, retention and future performance, Mr. Perry declined the bonus amount, and the compensation committee instead added that amount to the non-executive bonus pool for the quarter.

The “Adjusted EBITDA” measure, which is a financial measure not prepared in accordance with U.S. GAAP, was calculated based on quarterly earnings as reflected in our audited consolidated financial statements, adjusted to exclude income tax expense (benefit), interest expense, depreciation and amortization, stock-based compensation expense, certain litigation costs and lease exit costs.

The “Revenue” measure is prepared in accordance with U.S. GAAP and comprised of transaction revenues paid by our dealer customers either on a per vehicle basis for sales to our users or in the form of a subscription arrangement, and forecasts, consulting and other revenue, primarily from the provision of services to the automotive and financial services industries by our ALG subsidiary.

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The table below provides an overview of the bonuses earned each quarter and the total amount earned for the year:

Executive	Q1(1)	Q2(2)	Q3	Q4	Total Actual	Total Target	Actual as % of Target
Chip Perry	$0	$194,480	$0	$195,488	$389,968	$800,000	48.7%
Michael Guthrie	$0	$60,769	$44,783	$61,090	$166,642	$250,000	66.7%
Michael Darrow	$17,223	$48,615	$35,827	$48,872	$150,537	$167,223	90.0%
Neeraj Gunsagar	$50,000	$48,615	$35,827	$48,872	$183,314	$200,000	91.7%
Brian Skutta	$50,000	$48,615	$35,827	$48,872	$183,314	$200,000	91.7%

(1)	Mr. Darrow’s total target opportunity reflects a pro-rata amount as he joined the Company in March 2017.

(2)	The compensation committee has the discretion to deliver the incentive payout in cash or equity. As initially described above, the Company made a strategic investment for the Trade-In initiative during Q2. The compensation committee decided to provide the Q2 bonus payout in equity in the form of restricted stock units (RSUs), in order to fund the Trade-In investment. A secondary benefit is that providing the bonus in shares strengthens the NEO’s interests externally with stockholders and internally among the leadership team over the long term. The RSUs also provide additional retention incentives as they vest over time and build additional stock ownership. The RSUs were granted in July for Q2 performance and vest in quarterly installments over a two-year period, subject to continued service through the applicable vesting dates. More information about these awards can be found in the Grants of Plan-Based Awards Table below.

Long-Term Incentive Opportunities

We use long-term incentive compensation in the form of equity awards to align the interests of our executive officers, including the NEOs, with the interests of our stockholders. We believe that our executive officers will be strongly incentivized to act in a manner that cultivates opportunities for maximizing long-term value creation if they own significant amounts of our common stock. To date, we have relied on a combination of time-based stock options and RSUs as vehicles for delivering long-term incentive compensation opportunities to our executive officers. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, as the options provide value to the holder only to the extent that our stock price appreciates on a sustained basis following the date of grant. We believe that RSUs, which deliver increasing value in connection with the appreciation of our stock price, serve as a valuable retention tool for our executive officers.

In determining the size of the equity awards to grant to our executive officers, the compensation committee takes into consideration market data, internal pay equity, the timing of the last equity grant, unvested equity values, compensation expense to the Company, and recommendations of our CEO (except with respect to his own equity awards). Equity grants were awarded in June and August 2017. The stock options granted in June 2017 to the NEOs had an exercise price of $18.91 per share, the market price of our common stock on the date of grant. These grants consisted of two awards, an annual grant with four year monthly vesting and a performance grant with back-loaded vesting (10% after one year, 20% after two years, 30% after three years and 40% after four years). The compensation committee viewed this grant as performance-based given: (i) the high exercise price (near the Company’s highest share price as a public company); and, (ii) the requirement of continued share price growth above historical levels for a sustained period of time to realize the award’s value, which is particularly important in the context of the back-loaded vesting feature of the grant. The August 2017 grants (provided only to Messrs. Darrow, Gunsagar and Skutta and not the CEO or CFO) had an exercise price of $16.62. As of year-end, all of the options granted in 2017 were “underwater” (that is, had exercise prices higher than the fair market value of our common stock) and provided no direct value to our executives. The RSUs granted in 2017 generally are scheduled to vest over a four-year period with quarterly vesting (see

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“Outstanding Equity” table for more details on vesting details), subject to the acceleration provisions of each NEO’s employment agreement and our 2014 Equity Incentive Plan. The table below reflects the equity grants awarded in June and August 2017, as well as an additional equity grant to Mr. Darrow upon hire. The table below excludes RSUs granted in lieu of cash bonus discussed under “Annual Bonus Opportunity” above.

Executive	Options Granted	RSUs Granted(1)
Chip Perry	312,000	31,472
Michael Guthrie	234,912	54,160
Michael Darrow(2)	380,000	108,850
Neeraj Gunsagar	192,236	34,440
Brian Skutta	199,236	39,440

(1)	Values listed in column exclude RSUs received in lieu of cash for Q2 bonus results.

(2)	Mr. Darrow’s amounts include an additional equity grant upon hire. These grants resulted from arm’s length negotiations with Mr. Darrow, and was provided in order to induce him to join the Company.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their salary deferrals are 100% vested when contributed. In 2017, we made discretionary matching contributions into the 401(k) plan of 100% of the first 3% of compensation contributed by the participant. Our matching contributions are fully vested after four years with 25% vesting annually. Employee and employer contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Perquisites and Other Benefits

We provide perquisites to our NEOs only to the extent that we believe it is appropriate to assist an individual in the performance of his or her duties, to increase his or her effectiveness, or for recruitment and retention purposes. For 2017, such perquisites consisted of medical expense reimbursements to assist our NEOs with their health and well-being.

In 2017, Mr. Perry, as our CEO, also received a housing and commuting allowance in connection with his employment agreement as well as tax gross-ups related to certain expenses, primarily housing and commuting expenses, as further described below in the 2017 Summary Compensation Table, which provided the benefits for the first two years of employment. The housing and commuting allowance ended in December 2017. Additionally, Mr. Guthrie, who was then our CFO, also received similar benefits in 2017 as part of a longstanding pre-IPO informal policy, which was applicable to certain executives and which has since been discontinued. This housing and commuting benefit, and the related tax gross-ups, allowed for the recruitment and retention of key executives from a broader talent pool who have families located outside of the Los Angeles metropolitan area. However, Mr. Guthrie resigned as CFO in February 2018 and the policy was then discontinued.

In the future, we may provide perquisites or other personal benefits not offered to our broader population to our executive officers. However, we do not anticipate that perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

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Other Governance Items

Employment Agreements and Severance and Change in Control Protections

We have entered into employment agreements with each of our NEOs, which provide certain severance benefits if a termination of employment occurs under specified circumstances and certain change in control benefits, which are described in “Executive Employment Agreements” below. Severance benefits under these agreements are conditioned on the executive’s signing a release of claims in favor of the Company. We have provided our executives with severance in the event of certain qualifying terminations, and certain change in control benefits, because we understand that anxieties about future employment or transactions involving a change in control of the Company can result in the early departure or distraction of our executives to our detriment. We believe that providing these benefits helps to alleviate these uncertainties, and therefor provides our NEOs with incentives to forego other employment opportunities to remain with us, and allows our executives to focus more fully on making decisions that are in the best interests of our stockholders. The terms of these agreements were determined by our compensation committee, Mr. Perry’s employment agreement was negotiated with him, and his severance and change in control benefits acted as an inducement to his joining the Company. The employment agreements for the other NEOs are generally similar, as in determining the appropriate severance and change in control benefit levels for executives in general, the compensation committee considered internal parity and length of service, as well as the review of relevant market data provided by Compensia for other companies with whom we compete for executive talent. We believe that these agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value and driving Company success.

Hedging Policies and Executive Ownership

The Company has an insider trading policy which, among other things, prohibits insiders from engaging in short sales of our common stock, hedging of stock ownership positions and transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock.

As of year-end 2017, our executives had significant stock holdings (e.g., as of December 31, 2017, the CEO held more than 5.0x his base salary in shares owned outright and unvested RSUs). The NEOs’ equity holdings also primarily consist of option grants which create strong alignment with stockholders. The Company does not maintain formal ownership guidelines at this time given the NEOs’ meaningful equity ownership, though the Company expects to consider adopting ownership guidelines in the future.

Compensation Recovery (“Clawback”) Policy

At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our NEOs and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our compensation committee intends to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, although it may decide to do so before such final rules are adopted. In addition, if the Company is required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

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Accounting Treatment and Deductibility of Executive Compensation

The fair value of equity awards is established in accordance with the applicable accounting standards and the related compensation expense is one of the factors taken into consideration by the compensation committee in determining NEO equity awards.

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct for federal income tax purposes. An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018 (other than with respect to certain grandfathered arrangements).

In addition, the regulations under Section 162(m) contain a transition rule that applies to companies during a limited period following the initial public offering of their stock. Pursuant to this rule, certain compensation granted before the end of a transition period (and, with respect to restricted stock units, that also are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Code Section 162(m) if certain requirements are met. While certain of the equity awards granted in 2017 may be eligible to be excluded from the Section 162(m) deduction limits pursuant to this transition rule, our compensation committee has not adopted a policy that all equity or other compensation must be deductible.

We currently expect our transition period to expire at our annual meeting of stockholders to be held this year in 2018, although it could expire earlier in certain circumstances. As a result, beginning not later than this annual meeting, compensation paid to our NEOs in excess of $1 million will generally be nondeductible unless it is excluded as a result of the transition rule described above. The compensation committee will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, directors who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during fiscal 2017 and we have not agreed and are not otherwise obligated to provide any executive with such a “gross-up” or other reimbursement.

Compensation and Workforce Committee Report

The compensation and workforce committee of the Board of Directors has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the compensation committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Wesley Nichols (Chair)

Steven Dietz

John Mendel

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2017 Summary Compensation Table

The following table shows compensation awarded to, paid to or earned by the persons named below for each of the years ended December 31, 2017, 2016 and 2015, except for Mr. Gunsagar, for whom compensation is shown for the years ended December 31, 2017 and 2016 only (reflecting that he has been named an executive officer for two years), and Messrs. Darrow and Skutta for whom compensation is shown for the year ended December 31, 2017 only (reflecting that they have been named executive officers for one year).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Chip Perry	2017	800,000	195,488	(3)	789,615	2,818,285		482,876	(4)	5,086,264
President and Chief	2016	800,000	825,000	(5)	—	—		522,755	(6)	2,147,755
Executive Officer	2015	39,487	100,000	(7)	5,293,200	7,025,961		250		12,458,898
Michael Guthrie	2017	400,000	105,873	(8)	1,084,935	2,134,211		371,527	(9)	4,096,546
Chief Financial Officer	2016	396,354	292,000	(10)	1,845,776	3,057,902		613,936	(11)	6,205,968
	2015	389,063	80,372	(12)	1,704,266	743,291	89,000	253,805	(13)	3,259,797
Michael Darrow	2017	333,333	101,922	(14)	1,656,702	2,948,302		9,247	(15)	5,049,506
Executive Vice President of Partner and OEM Development
Neeraj Gunsagar	2017	400,000	134,699	(14)	699,876	1,735,936		23,803	(16)	2,994,314
Chief Marketing Officer	2016	405,833	226,000	(10)	1,395,276	2,548,252		19,460	(17)	4,594,821
and Executive Vice President
Brian Skutta	2017	400,000	134,699	(14)	794,426	1,800,369		9,487	(18)	3,138,981
Executive Vice President of Dealer Sales and Services

(1)	The amounts reported represent the aggregate grant-date fair value of the restricted stock units (“RSUs”) and options awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the RSUs and options reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC.

(2)	The amount reported represents payments earned under the 2015 Incentive Plan. All 2015 amounts were paid in May and November 2015.

(3)	Amount represents discretionary bonus paid in March 2018 for performance during the fourth quarter of 2017.

(4)	Amount reflects 401(k) employer matching contributions of $7,950 and the aggregate incremental costs of perquisites and other personal benefits, including, among other things, the costs related to housing costs in Santa Monica, California utilized by Mr. Perry, and transportation costs in connection with Mr. Perry commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Perry received $243,899 in tax gross-ups from the Company in 2017 related to expenses paid on Mr. Perry’s behalf by the Company, primarily housing and commuting expenses.

(5)	Amount represents discretionary bonus paid in March 2017 for performance during 2016.

(6)

Amount reflects 401(k) employer matching contributions of $7,950 and the aggregate incremental costs of perquisites and other personal benefits, including, among other things, the costs related to housing costs in Santa Monica, California utilized by Mr. Perry, and transportation costs in connection with Mr. Perry commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid

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related to certain expenses. Mr. Perry received $263,772 in tax gross-ups from the Company in 2016 related to expenses paid on Mr. Perry’s behalf by the Company, primarily housing and commuting expenses.

(7)	Amount represents a one-time signing bonus paid in connection with Mr. Perry joining the Company in December 2015.

(8)	Amount reflects discretionary bonuses paid in November 2017 and March 2018 for performance during the third and fourth quarters of 2017, respectively.

(9)	Amount reflects medical expense reimbursements of $52,716 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing costs in Santa Monica, California utilized by Mr. Guthrie, and transportation costs in connection with Mr. Guthrie commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Guthrie received $170,566 in tax gross-ups from the Company in 2017 related to expenses paid on Mr. Guthrie’s behalf by the Company, primarily housing and commuting expenses.

(10)	Amount reflects discretionary bonuses paid in June 2016, September 2016, November 2016, and March 2017 for performance during the first, second, third, and fourth quarters of 2016, respectively.

(11)	Amount reflects medical expense reimbursements of $42,505 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing costs in Santa Monica, California utilized by Mr. Guthrie, and transportation costs in connection with Mr. Guthrie commuting to our principal executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Guthrie received $396,290 in tax gross-ups from the Company in 2016 related to expenses paid on Mr. Guthrie’s behalf by the Company, primarily housing and commuting expenses.

(12)	Amount reflects discretionary bonuses paid to Mr. Guthrie in November 2015 and March 2016 for performance during the third and fourth quarters of 2015, respectively.

(13)	Amount reflects an employee referral fee of $3,000, medical expense reimbursements of $3,333 and the aggregate incremental costs of perquisites and other personal benefits, including the costs related to housing in Santa Monica, California utilized by Mr. Guthrie, and transportation costs in connection with Mr. Guthrie commuting to our principle executive offices in Santa Monica, California. Tax reimbursements were paid related to certain expenses. Mr. Guthrie received $93,493 in tax gross-ups from the Company in 2015.

(14)	Amount reflects discretionary bonuses paid in May 2017, November 2017 and March 2018 for performance during the first, third and fourth quarters of 2017, respectively.

(15)	Amount reflects 401(k) employer matching contributions of $7,950, and the aggregate incremental costs of perquisites and other personal benefits.

(16)	Amount reflects medical reimbursements of $16,645, 401(k) employer matching contributions of $5,621 and the aggregate incremental costs of perquisites and other personal benefits.

(17)	Amount reflects medical reimbursements of $12,301, 401(k) employer matching contributions of $5,606, and the aggregate incremental costs of perquisites and other personal benefits.

(18)	Amount reflects 401(k) employer matching contributions of $7,950, and the aggregate incremental costs of perquisites and other personal benefits.

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2017 Grants of Plan-Based Awards Table

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Chip Perry	6/10/2017	31,472	(2)	312,000	(3)	18.91	3,413,421
	7/28/2017	10,225	(4)	—		—	194,480
Michael Guthrie	6/10/2017	54,160	(2)	234,912	(5)	18.91	3,158,376
	7/28/2017	3,195	(4)	—		—	60,769
Michael Darrow	3/1/2017	100,000	(6)	200,000	(7)	14.61	2,858,825
	6/10/2017	—		90,000	(8)	18.91	828,424
	7/28/2017	2,556	(4)	—		—	48,615
	8/16/2017	8,850	(2)	90,000	(8)	16.62	869,140
Neeraj Gunsagar	6/10/2017	34,440	(2)	179,736	(9)	18.91	2,286,912
	7/28/2017	2,556	(4)	—		—	48,615
	8/16/2017	—		12,500	(8)	16.62	100,285
Brian Skutta	6/10/2017	39,440	(2)	186,736	(10)	18.91	2,445,895
	7/28/2017	2,556	(4)	—		—	48,615
	8/16/2017	—		12,500	(8)	16.62	100,285

(1)	Amounts reflect aggregate grant date fair value of the stock option awards and restricted stock units granted during 2017, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 8, “Stock-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Represents restricted stock units that vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on September 15, 2017 and an additional 1/16th vesting quarterly thereafter until the restricted stock units are fully vested. Vesting is subject to continued service.

(3)	Consists of: (a) a 162,000 stock option award that vests over four years, with 1/48 of the total number of shares subject to the option vesting on July 15, 2017 and an additional 1/48th vesting each month thereafter; and, (b) a 150,000 stock option award that vests over four years, with 10% of the total number of shares subject to the option vesting on June 15, 2018, 20% vesting on June 15, 2019, 30% vesting on June 15, 2020, and the remaining 40% vesting on June 15, 2021. Vesting is subject to continued service.

(4)	Represents restricted stock units that vest over two years, with 1/8th of the total number of shares subject to the restricted stock units vesting on November 15, 2017 and an additional 1/8th vesting quarterly thereafter. Vesting is subject to continued service.

(5)	Consists of: (a) a 84,912 stock option award that vests over four years, with 1/48th of the total number of shares subject to the option vesting on July 15, 2017 and an additional 1/48th vesting each month thereafter; and, (b) a 150,000 stock option award that vests over four years, with 10% of the total number of shares subject to the option vesting on June 15, 2018, 20% vesting on June 15, 2019, 30% vesting on June 15, 2020, and the remaining 40% vesting on June 15, 2021. Vesting is subject to continued service.

(6)	Represents restricted stock units that vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on August 15, 2017 and an additional 1/16th vesting quarterly thereafter. Vesting is subject to continued service.

(7)	The stock option award vests over four years, with 1/48th of the total number of shares subject to the option vesting on June 30, 2017 and an additional 1/48th vesting each month thereafter. Vesting is subject to continued service.

(8)	The stock option award vests over four years, with 10% of the total number of shares subject to the option

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COMPENSATION DISCUSSION AND ANALYSIS

vesting on June 15, 2018, 20% vesting on June 15, 2019, 30% vesting on June 15, 2020, and the remaining 40% vesting on June 15, 2021. Vesting is subject to continued service.

(9)	Consists of: (a) a 56,736 stock option award that vests over four years, with 1/48th of the total number of shares subject to the option vesting on July 15, 2017 and an additional 1/48th vesting each month thereafter; and, (b) a 123,000 stock option award that vests over four years, with 10% of the total number of shares subject to the option vesting on June 15, 2018, 20% vesting on June 15, 2019, 30% vesting on June 15, 2020, and the remaining 40% vesting on June 15, 2021. Vesting is subject to continued service.

(10)	Consists of: (a) a 56,736 stock option award that vests over four years, with 1/48th of the total number of shares subject to the option vesting on July 15, 2017 and an additional 1/48th vesting each month thereafter; and, (b) a 130,000 stock option award that vests over four years, with 10% of the total number of shares subject to the option vesting on June 15, 2018, 20% vesting on June 15, 2019, 30% vesting on June 15, 2020, and the remaining 40% vesting on June 15, 2021. Vesting is subject to continued service.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2017.

		Option Awards						Stock Awards
				Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested
Name	Grant Date			Exercisable	Unexercisable
Chip Perry	12/14/2015	(1)		843,333	996,667	$8.02	12/13/2025
	12/14/2015	(2)						330,000	$3,696,000
	6/10/2017	(3)		20,250	141,750	$18.91	6/10/2027
	6/10/2017	(4)		—	150,000	$18.91	6/10/2027
	6/10/2017	(5)						27,538	$308,426
	7/28/2017	(6)						8,946	$100,195
Michael Guthrie	2/14/2012	(7)		299,999	—	$11.505	2/14/2022
	5/2/2013	(7)		695	—	$7.92	5/2/2023
	6/26/2013	(7)		11,304	—	$7.92	6/26/2023
	10/22/2013	(8	)(9)	21,874	—	$8.88	10/22/2023
	2/7/2014	(8	)(10)	12,500	—	$9.255	2/7/2024
	5/2/2014	(8	)(11)	206,500	—	$12.81	5/2/2024
	5/21/2014	(12)						7,376	$82,611
	4/23/2015	(13)		72,916	27,084	$15.71	4/23/2025
	4/23/2015	(12)						13,750	$154,000
	10/1/2015	(14)						66,953	$749,874
	1/27/2016	(15)						35,708	$399,930
	7/27/2016	(16)						93,750	$1,050,000
	8/11/2016	(17)		100,000	375,001	$10.85	8/11/2026
	6/10/2017	(3)		10,614	74,298	$18.91	6/10/2027
	6/10/2017	(4)		—	150,000	$18.91	6/10/2027
	6/10/2017	(5)						47,390	$530,768
	7/28/2017	(6)						2,795	$31,304

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		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested
Name	Grant Date		Exercisable	Unexercisable
Michael Darrow	3/1/2017	(18)	29,166	170,834	$14.61	3/1/2027
	3/1/2017	(19)					87,500	$980,000
	6/10/2017	(4)	—	90,000	$18.91	6/10/2027
	7/28/2017	(6)					2,236	$25,043
	8/16/2017	(4)	—	90,000	$16.62	8/16/2027
	8/16/2017	(5)					7,744	$86,733
Neeraj Gunsagar	2/14/2012	(7)	16,667	—	$11.505	2/14/2022
	5/2/2013	(7)	58	—	$7.92	5/2/2023
	11/21/2013	(7)	54,690	—	$8.895	11/21/2023
	2/28/2014	(20)	76	25	$9.255	2/28/2024
	5/15/2014	(21)	55,378	22,804	$12.81	5/15/2024
	5/21/2014	(12)					2,935	$32,872
	10/6/2014	(22)	121,875	28,125	$20.85	10/6/2024
	10/6/2014	(23)					15,751	$176,411
	4/23/2015	(13)	54,687	20,313	$15.71	4/23/2025
	4/23/2015	(12)					6,250	$70,000
	10/1/2015	(14)					66,953	$749,874
	1/27/2016	(15)					35,708	$399,930
	7/1/2016	(16)					78,125	$875,000
	8/11/2016	(17)	187,499	312,501	$10.85	8/11/2026
	6/10/2017	(3)	7,092	49,644	$18.91	6/10/2027
	6/10/2017	(4)	—	123,000	$18.91	6/10/2027
	6/10/2017	(5)					30,135	$337,512
	7/28/2017	(6)					2,236	$25,043
	8/16/2017	(4)	—	12,500	$16.62	8/16/2027
Brian Skutta	3/14/2016	(24)	28,125	203,907	$6.03	3/14/2026
	3/14/2016	(25)					70,313	$787,506
	6/10/2017	(3)	7,092	49,644	$18.91	6/10/2027
	6/10/2017	(4)	—	130,000	$18.91	6/10/2027
	6/10/2017	(5)					34,510	$386,512
	7/28/2017	(6)					2,236	$25,043
	8/16/2017	(4)	—	12,500	$16.62	8/16/2027

(1)	The remaining unvested options vest in twenty-six equal monthly installments beginning on January 1, 2018, subject to continued service with us.

(2)	The award vests in eight equal quarterly installments beginning on March 1, 2018, subject to continued service with us.

(3)	The remaining unvested options vest in forty-two equal monthly installments beginning on January 15, 2018, subject to continued service with us.
(4)	The remaining unvested options vest 10% on June 15, 2018, 20% on June 15, 2019, 30% on June 15, 2020, and 40% on June 15, 2021, subject to continued service with us.

(5)	The award vests in fourteen equal quarterly installments beginning on March 15, 2018, subject to continued service with us.

(6)	The award vests in seven equal quarterly installments beginning on February 15, 2018, subject to continued service with us.

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COMPENSATION DISCUSSION AND ANALYSIS

(7)	Shares subject to the option are fully vested and immediately exercisable.

(8)	The option is subject to an early exercise provision and is immediately exercisable.

(9)	Consists of 19,444 vested options and 2,430 unvested options. The unvested options vest on January 1, 2018, subject to continued service with us.

(10)	Consists of 10,000 vested options and 2,500 unvested options. The unvested options vest in two equal monthly installments beginning on January 7, 2018, subject to continued service with us.

(11)	Consists of 146,270 vested options and 60,230 unvested options. The unvested options vest in fourteen equal monthly installments beginning on January 1, 2018, subject to continued service with us.

(12)	The award vests in four equal quarterly installments beginning on March 31, 2018, subject to continued service with us.

(13)	The remaining unvested options vest in thirteen equal monthly installments beginning on January 1, 2018, subject to continued service with us.

(14)	The award vests in seven equal quarterly installments beginning on March 15, 2018, subject to continued service with us.

(15)	The award vests in eight equal quarterly installments beginning on March 15, 2018, subject to continued service with us.

(16)	The award vests in ten equal quarterly installments beginning on March 15, 2018, subject to continued service with us.
(17)	The remaining unvested options vest in thirty equal monthly installments beginning on January 24, 2018, subject to continued service with us.

(18)	The remaining unvested options vest in forty-one equal monthly installments beginning on January 30, 2018, subject to continued service with us.

(19)	The award vests in fourteen equal quarterly installments beginning on February 15, 2018, subject to continued service with us.

(20)	The remaining unvested options vest in two equal monthly installments beginning on January 27, 2018, subject to continued service with us.

(21)	The remaining unvested options vest in fourteen equal monthly installments beginning on January 1, 2018, subject to continued service with us.

(22)	The remaining unvested options vest in ten equal monthly installments beginning on January 6, 2018, subject to continued service with us.

(23)	The award vests in four equal quarterly installments beginning on January 15, 2018, subject to continued service with us.

(24)	The remaining unvested options vest in twenty-nine equal monthly installments beginning on January 15, 2018, subject to continued service with us.

(25)	The award vests in ten equal quarterly installments beginning on February 15, 2018, subject to continued service with us.

2017 Option Exercises and Stock Vested Table

The following table provides information, on an aggregate basis, regarding (i) stock options exercised during 2017, including the total number of shares acquired upon exercise and the aggregate value realized before payment of any applicable withholding tax and broker commissions, and (ii) restricted stock units that vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Chip Perry	—	—	170,213	2,576,775
Michael Guthrie	652,927	6,461,020	121,907	1,855,643
Michael Darrow	—	—	13,926	188,878
Neeraj Gunsagar	124,023	1,331,751	116,922	1,792,964
Brian Skutta	105,468	1,156,725	33,375	478,394

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

(2)	The amount shown is the total gross dollar value realized upon the vesting of the restricted stock units, based on the closing price of our common stock on the day prior to the vest date.

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Executive Employment Arrangements

We have employment agreements with Messrs. Perry, Darrow, Gunsagar and Skutta, and we previously had an employment agreement with Mr. Guthrie while he was CFO. These agreements provide for at-will employment and generally include the named executive officer’s base salary, an indication of eligibility for an annual performance-based bonus opportunity, equity awards and certain severance and change in control benefits. These employment arrangements are described below and in “Potential Payments upon Termination, Change in Control or Certain Other Events” below.

Chip Perry

For 2017, Mr. Perry, our President and Chief Executive Officer, had an annual salary of $800,000 and an annual performance-based bonus opportunity targeted at 100% of his base salary.

We entered into an employment agreement (the “Perry Employment Agreement”) on November 16, 2015 with Mr. Perry. Pursuant to the Perry Employment Agreement, beginning in 2016, Mr. Perry is eligible for an annual performance-based bonus opportunity of 100% of his base salary, a minimum annual bonus opportunity of 50% of his base salary for achievement of minimum performance levels and a maximum annual bonus opportunity of 200% of his base salary for achievement of maximum performance levels. During the first two years of his employment (Mr. Perry’s two-year anniversary with us occurred in December 2017), Mr. Perry was entitled to receive monthly payments of $20,000 as an allowance for personal housing and travel costs and gross-up payments to cover the related taxes on such amounts. Mr. Perry is also eligible to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees.

In addition, Mr. Perry is eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Perry Employment Agreement.

Michael Guthrie

For 2017, Mr. Guthrie, our then Chief Financial Officer, had an annual base salary of $400,000 and was eligible for an annual performance-based bonus.

We entered into an employment agreement on October 25, 2013 with Mr. Guthrie (the “Guthrie Employment Agreement”). Pursuant to the Guthrie Employment Agreement, Mr. Guthrie was eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees. The Guthrie Employment Agreement provided that all of his current and future stock options would permit exercise via a net exercise feature and, with respect to stock options granted prior to our initial public offering, early exercisable as to unvested shares, subject to our right to repurchase any unvested shares upon termination of employment.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Guthrie Employment Agreement.

Michael Darrow, Neeraj Gunsagar and Brian Skutta

For 2017, each of Messrs. Darrow, Gunsagar and Skutta had an annual base salary of $400,000 and was eligible for an annual performance-based bonus. Mr. Darrow is our Executive Vice President, Partner and OEM Development and the President of ALG, Inc. Mr. Gunsagar is our Chief Marketing Officer and Executive Vice President. Mr. Skutta is our Executive Vice President, Dealer Sales and Service.

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COMPENSATION DISCUSSION AND ANALYSIS

We entered into an employment agreement with Mr. Darrow as of February 28, 2017 (the “Darrow Employment Agreement”), with Mr. Gunsagar as of June 29, 2015 (the “Gunsagar Employment Agreement”) and with Mr. Skutta as of February 16, 2016, which was amended as of March 18, 2016 (as amended, the “Skutta Employment Agreement”). Pursuant to their employment agreements, each of Messrs. Darrow, Gunsagar and Skutta is eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in executive benefit plans and programs of the Company on the same terms and conditions as other similarly-situated employees.

Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Darrow Employment Agreement, the Gunsagar Employment Agreement and the Skutta Employment Agreement.

Potential Payments upon Termination, Change in Control or Certain Other Events

Victor “Chip” Perry

The following summary is qualified in its entirety by reference to the Perry Employment Agreement. Pursuant to the terms of the Perry Employment Agreement, if we terminate Mr. Perry’s employment for a reason other than cause (as such term is defined in the Perry Employment Agreement and summarized below), or he resigns from his employment for good reason (as such term is defined in the Perry Employment Agreement and summarized below), then, in addition to earned but unpaid amounts, and subject to Mr. Perry signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, he will receive (i) a lump sum payment equal to 200% of the sum of his then-current base salary and target annual bonus opportunity; (ii) if such termination occurs prior to a change in control (as such term is defined in the Perry Employment Agreement and summarized below) of the Company and on or after the first anniversary of his start date but before the second anniversary of his start date, immediate vesting of 50% of each of his then-outstanding equity awards; (iii) if such termination occurs prior to a change in control of the Company and on or after the second anniversary of his start date but before the third anniversary of his start date, immediate vesting of 75% of each of his then-outstanding equity awards; (iv) if such termination occurs prior to a change in control of the Company and on or after the third anniversary of his start date, immediate vesting of 100% of each of his then-

outstanding equity awards; and (v) if such termination occurs upon or after a change in control of the Company, immediate vesting of 100% of each of his then-outstanding equity awards.

If Mr. Perry’s employment with the Company terminates due to his death or disability (as such term is defined in the Perry Employment Agreement and summarized below), regardless of whether before, on or after a change in control, then, in addition to earned but unpaid amounts, and subject to Mr. Perry (or his estate) signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, he will receive immediate vesting of each of his then-outstanding equity awards.

In the event of a change in control that occurs while Mr. Perry remains employed by us, and if he remains employed with us (or our successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of Mr. Perry’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to the change in control will vest and, if applicable, become fully exercisable.

The Perry Employment Agreement provides that any severance payments and benefits payable to Mr. Perry will be subject to a delay in payment if and to the extent required by Section 409A. In the event that the

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COMPENSATION DISCUSSION AND ANALYSIS

severance payments and other benefits payable to Mr. Perry constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Perry’s severance and other benefits will be either: (i) delivered in full; or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Perry on an after-tax basis of the greatest amount of benefits.

Michael Guthrie, Michael Darrow, Neeraj Gunsagar and Brian Skutta

The severance and change in control-related terms of the Guthrie Employment Agreement, the Darrow Employment Agreement, the Gunsagar Employment Agreement and the Skutta Employment Agreement (collectively, the “Executive Employment Agreements”) related to potential payments upon termination, change in control and certain other events are generally the same, except as noted below. Except as noted, the description below applies to each Executive Employment Agreement, and refers to Messrs. Guthrie, Darrow, Gunsagar and Skutta, as applicable, as the “Executive”. Effective February 1, 2018, Mr. Guthrie resigned from his position as the Company’s Chief Financial Officer. Mr. Guthrie has agreed to provide consulting services to the Company for a four-month period following his departure in support of this management transition, during which consulting arrangement he will continue to vest in his equity awards, but he did not otherwise receive any severance benefits in connection with his resignation. The description below relates to the Guthrie Employment Agreement as was in effect on the last day of 2017. The following summary is qualified in its entirety by reference to the Executive Employment Agreements.

Under the Executive Employment Agreements, if we terminate the Executive’s employment with us for a reason other than cause (as such term is defined in the Executive Employment Agreement and summarized below), or the Executive resigns from his employment for good reason (as such term is defined in the Executive Employment Agreement and summarized below), and in each case, such termination occurs prior to a change in control (as such term is defined in the Executive Employment Agreement and summarized below), then, subject to the Executive signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, and for Messrs. Guthrie and Darrow only, the continued compliance with the non-solicitation provisions in his Executive Employment Agreement, he will receive: (i) continuing payments of his base salary for a period of time commencing immediately after his separation of service through the date that is six months following the separation date, plus an additional two months for every fully completed year of service with us (measured from his original start date with us or any predecessor to us), but not to exceed a total of 12 months (the “Executive Severance Period”); (ii) the immediate vesting of each of his then-outstanding equity awards as to the number of shares that otherwise would have vested had he remained our employee through the 12-month anniversary of the termination date; and (iii) reimbursement for the payments the Executive makes for medical, vision and dental coverage under COBRA (the “COBRA Reimbursement”) or, in the case of Messrs. Guthrie and Darrow, at our election, direct payment of the COBRA premiums to the insurance provider, up to the full Executive Severance Period (the “Direct COBRA Benefits” and, collectively with the COBRA Reimbursements, the “COBRA Coverage”). If we cannot provide the applicable COBRA Coverage to which the Executive becomes entitled without a violation of applicable laws, we may instead provide a monthly cash payment, plus a gross-up amount to cover the taxes on such payment, during the Executive Severance Period (which the Executive may, but does not have to, use toward his health care continuation costs). If we cannot provide these cash payments in lieu of COBRA Coverage without violating applicable law, then we will not provide the Executive with the COBRA Coverage or these cash payments.

If the Executive’s employment terminates due to his death or disability (as such term is defined in the Executive Employment Agreement and summarized

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below) regardless of whether before, on or after a change in control, then, subject to the Executive signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, and for Messrs. Guthrie and Darrow only, the continued compliance with the non-solicitation provisions in his Executive Employment Agreement, the Executive will receive: (i) the immediate vesting as to 100% of his then-outstanding equity awards; and (ii) the COBRA Reimbursement (or, for Mr. Guthrie, at our election, the Direct COBRA Benefits) (if the applicable COBRA Coverage is in violation of applicable laws, the Executive will not receive the COBRA Coverage or any cash payments in lieu thereof).

Under the terms of each Executive Employment Agreement, if we terminate the Executive’s employment for a reason other than cause, or the Executive resigns from his employment for good reason, and in each case, such termination occurs upon the closing of a change in control or later, then, subject to the Executive signing a release of claims agreement with us and his continued compliance with a confidential information agreement entered into with us, and for Messrs. Guthrie and Darrow only, the continued compliance with the non-solicitation provisions in his Executive Employment Agreement, he will receive: (i) continuing payments of his base salary during the Executive Severance Period; (ii) the immediate vesting as to 100% of his then-outstanding equity awards that are both outstanding as of his termination date and were granted to him at least 90 days prior to the change in control; and (iii) the COBRA Reimbursement or, for Mr. Guthrie, at our election, the Direct COBRA Benefits (or the cash payments in lieu thereof, as described above, unless doing so would violate applicable laws).

In the event of a change in control that occurs while the Executive remains employed with us and if he remains employed with us (or our successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of the Executive’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to such change in control will vest and, if applicable, become fully exercisable.

The Executive Employment Agreements each provide that any severance payments and benefits to the Executive will be subject to a delay in payment if and to the extent required by Section 409A. In the event that the severance payments and other benefits payable to an Executive constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the Executive’s severance and other benefits will be either: (i) delivered in full; or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

Definitions

Except as noted, the definitions below apply to the Perry Employment Agreement and each Executive Employment Agreement, and each agreement refers to Messrs. Perry, Guthrie, Darrow, Gunsagar and Skutta, as applicable, as the “Executive”. The following are summaries of the definitions included in the Perry Employment Agreement and the Executive Employment Agreements, and are qualified in their entirety by reference to the Perry Employment Agreement and the Executive Employment Agreements, as applicable.

As used in this section, “cause” means: (i) the Executive’s failure (continued failure, with respect to Mr. Perry) to perform his assigned duties or responsibilities as an employee (as President and Chief Executive Officer, with respect to Mr. Perry) (other than a failure resulting from the Executive’s disability) after written notice thereof from us describing (with specificity, with respect to Mr. Perry) his failure to perform such duties or responsibilities and has actually been received by the Executive, with respect to Mr. Perry; (ii) the Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to

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us; (iii) the Executive’s violation of any federal or state law or regulation applicable to our business or our affiliates; (iv) the Executive’s breach (material breach, with respect to Mr. Perry) of any confidentiality agreement or invention assignment agreement; or (v) with respect to Messrs. Guthrie, Darrow, Gunsagar and Skutta, the Executive being convicted of, or entering a plea of nolo contendere to, any crime; with respect to Mr. Perry, the Executive being convicted of, or entering a plea of nolo contendere to, a felony or any crime involving moral turpitude. The Perry Employment Agreement and each Executive Employment Agreement note, for purposes of clarity, that the Executive’s termination of employment due to death or disability is not, by itself, deemed to be a termination by the Company other than for cause or a resignation for good reason.

As used in this section, “change in control” means: (i) a change in our ownership which occurs on the date that any person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of the total voting power of our stock, provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one person who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a change in control and provided, further, that our Board of Directors may, in its reasonable judgment, determine that any such change in the ownership of the stock of the Company as a result of a financing of the Company or otherwise for fundraising purposes, and in each case that is approved by the Board of Directors prior to such change in ownership also will not be considered a change in control; or (ii) subject to certain exclusions specified in the Perry Employment Agreement and the Executive Employment Agreements, a change in the ownership of a substantial portion of our assets which occurs on the date that any person, or persons acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions, provided, that, our Board of Director may determine that certain asset transfers that should not, in its reasonable judgment, be considered to be a change in control due to extenuating factors. However, a transaction will not constitute a change in control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, a transaction will not be deemed a change in control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

As used in this section, “disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering our employees.

As used in this section, “good reason” means the Executive’s resignation within 30 days following the expiration of a cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s consent: (i) with respect to the Executive Employment Agreements only, a material reduction in the Executive’s base salary which reduction is not applicable to a majority of the Company’s senior management, excluding the substitution of substantially equivalent compensation and benefits; with respect to the Perry Employment Agreement only, a reduction in the Executive’s base salary, excluding the substitution of substantially equivalent compensation and benefits, which reduction, as a percentage of base salary, is of a

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greater percentage than the percentage of base salary reduction applicable to a majority of our senior management, (ii) with respect to the Executive Employment Agreements only, a material reduction of the Executive’s authority, duties or responsibilities, unless the Executive is provided with a comparable position; provided, however, that a reduction in authority, duties or responsibilities primarily by virtue of us being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when our Chief Executive Officer remains as such following an acquisition where we become a wholly owned subsidiary of an acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “good reason”; with respect to the Perry Employment Agreement only, a material reduction of the Executive’s title, positions, authority, duties or responsibilities, or the assignment to the Executive of titles, positions, authority, duties or responsibilities that are inconsistent with his position as our President and Chief Executive Officer, in each case, which results in a material diminution of Executive’s authority, duties or responsibilities; provided, however, that a reduction in title, position, authority, duties, or responsibilities by virtue of us being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when our Chief Executive Officer remains as such following an acquisition where we become a wholly owned subsidiary of an acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “good reason”, (iii) a material change (with respect to Mr. Perry only, this is any actual change) in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of 50 miles or less from the Executive’s then present location or to the Executive’s home as his primary work location will not be considered a material change in geographic location; or, with respect to the Perry Employment Agreement only, the following subclauses (iv) through (vi): (iv) Executive reporting to anyone other than the Board of Directors or, if the Company is acquired, either the Board of Directors or the board of directors of an acquiring company, (v) the failure by a successor to assume the Perry Employment Agreement, or (vi) any other material breach of the Perry Employment Agreement. In order for an event to qualify as good reason, the Executive must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time and for Messrs. Guthrie and Darrow only, any resignation for “good reason” must occur within two years of the initial existence of the acts or omissions constituting the grounds for “good reason”.

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Estimated Payments Upon Termination of Employment and/or a Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of 2017 pursuant to the employment agreements in effect at that time. Payments and benefits are estimated assuming that the triggering event took place on the last business day of 2017 (December 29, 2017), and the price per share of the Company’s common stock is the closing price of the Company’s common stock on that date of $11.20. There can be no assurances that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.

		Potential Payments Upon
		Termination other than for Cause or a Termination for Good Reason				Change in Control ($)(5)	Death or Disability ($)
Name	Benefit	Prior to Change in Control ($)		Upon or Following Change in Control ($)
Chip Perry	Cash Severance(1)	3,200,000		3,200,000		—	—
	Vesting Acceleration of Equity Awards(2)	5,455,516	(3)	7,274,022	(4)	3,817,846	7,274,022	(4)
	Continued Coverage of Employee Benefits	—		—		—	—
	Total Benefits	8,655,516		10,474,022		3,817,846	7,274,022
Michael Guthrie	Cash Severance(6)(7)	400,000		400,000		—	—
	Vesting Acceleration of Equity Awards(2)	1,507,111	(8)	3,188,895	(9)	1,681,795	3,188,895	(4)
	Continued Coverage of Employee Benefits(10)	27,164		27,164		—	27,164
	Total Benefits	1,934,264		3,616,059		1,681,795	3,216,059
Michael Darrow	Cash Severance(6)	200,000		200,000		—	—
	Vesting Acceleration of Equity Awards(2)	319,088	(8)	1,091,776	(9)	772,688	1,091,776	(4)
	Continued Coverage of Employee Benefits(10)	13,582		13,582		—	13,582
	Total Benefits	532,670		1,305,358		772,688	1,105,358
Neeraj Gunsagar	Cash Severance(6)	400,000		400,000		—	—
	Vesting Acceleration of Equity Awards(2)	1,412,293	(8)	2,801,792	(9)	1,389,499	2,801,792	(4)
	Continued Coverage of Employee Benefits(10)	27,164		27,164		—	27,164
	Total Benefits	1,839,457		3,228,956		1,389,499	2,828,956

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		Potential Payments Upon
		Termination other than for Cause or a Termination for Good Reason				Change in Control ($)(5)	Death or Disability ($)
Name	Benefit	Prior to Change in Control ($)		Upon or Following Change in Control ($)
Brian Skutta	Cash Severance(6)	266,667		266,667		—	—
	Vesting Acceleration of Equity Awards(2)	875,964	(8)	2,253,260	(9)	1,377,296	2,253,260	(4)
	Continued Coverage of Employee Benefits(10)	18,109		18,109		—	18,109
	Total Benefits	1,160,740		2,538,036		1,377,296	2,271,369

(1)	Reflects cash severance equal to 200% of the sum of Mr. Perry’s then-current base salary and target annual bonus opportunity.

(2)	Reflects the aggregate value of unvested option grants with an exercise price less than $11.20, the closing price of our common stock on the last business day of 2017 (December 29, 2017), and other equity awards. For unvested option grants with exercise prices less than $11.20, aggregate value is determined by multiplying (1) the number of shares subject to such options as of December 29, 2017, by (2) the difference between $11.20 and the exercise price of such options. The amounts do not reflect any dollar value associated with the acceleration of options with exercise prices in excess of $11.20. For unvested restricted stock units (“RSUs”), aggregate value is determined by multiplying (1) the number of shares subject to such awards as of December 29, 2017, by (2) $11.20.

(3)	Pursuant to the terms of the Perry Employment Agreement, if Mr. Perry is terminated for a reason other than cause or he resigns from his employment for good reason, then, subject to Mr. Perry signing a release of claims agreement with the Company and his continued compliance with a confidential information agreement entered into with the Company, and if such termination occurs prior to a change in control of the Company and on or after the second anniversary of his start date but before the third anniversary of his start date, he will receive immediate vesting of 75% of each of his then-outstanding equity awards. Mr. Perry’s start date with the Company was December 14, 2015 and for purposes of this table, we are assuming a termination date of December 29, 2017.

(4)	Reflects the value of the immediate vesting of 100% of each then-outstanding equity awards.

(5)	In the event of a change in control that occurs while the Executive remains employed by us and if he remains employed with us (or our successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of the Executive’s equity awards that both are outstanding as of such date and were granted to him at least 90 days prior to the change in control will vest and, if applicable, become fully exercisable.

(6)	Reflects the continuing payments of Executive’s base salary during the Executive’s Severance Period. Severance Period is defined as the period of time commencing immediately after Executive’s separation of service from the Company through the date that is six months following such separation, plus an additional two months for every fully completed year of service; provided, however, that in all cases, the Severance Period will end no later than on the twelve month anniversary of the date of Executive’s termination of employment.

(7)	Effective February 1, 2018, Mr. Guthrie resigned from his position as the Company’s Chief Financial Officer. Mr. Guthrie has agreed to provide consulting services to the Company for a four-month period following his departure in support of this management transition, during which consulting arrangement he will continue to vest in his equity awards but did not otherwise receive any severance benefits in connection with his resignation. The amounts above relate to the Guthrie Employment Agreement as was in effect on the last day of 2017.

(8)	Reflects the value of the immediate vesting of each of then-outstanding equity awards as to the number of shares that otherwise would have vested had Executive remained our employee through the 12-month anniversary of the termination date.

(9)	Reflects the value of the immediate vesting as to 100% of each then-outstanding equity awards that are both outstanding as of Executive’s termination date and were granted to him at least 90 days prior to the change in control.

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(10)	Reflects the estimated cost of COBRA or benefits continuation coverage, as applicable, during the Severance Period.

2015 Inducement Equity Incentive Plan

The 2015 Inducement Equity Incentive Plan, or the Inducement Plan, was adopted in 2015 without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. No shares remain available for grant under the Inducement Plan, and no grants were made under the Inducement Plan in 2017. The Inducement Plan provided for the grant of equity-based awards in the form of nonstatutory stock options and its terms are substantially similar to the Company’s 2014 Equity Incentive Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan.

2014 Equity Incentive Plan

Our 2014 Equity Incentive Plan, or the 2014 Plan, provides that in the event of a “merger” or “change in control,” as defined under the 2014 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, restricted stock units and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Amended and Restated 2005 Stock Plan and 2008 Stock Plan

Our Amended and Restated 2005 Stock Plan, or the 2005 Stock Plan, and our 2008 Stock Plan provide that in the event of a merger or change in control, as defined therein, each outstanding award will be treated as the administrator determines, and unless determined otherwise by the administrator, will be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a merger or change in control refuses to assume or substitute for the award, then the participant will fully vest in and have the right to exercise the award that is not assumed or substituted as to all of the award (including shares as to which it would not otherwise be vested or exercisable). If an award is not assumed or substituted for in connection with a merger or change in control, the administrator will notify the participant in writing or electronically that the award will be fully exercisable for a period of time as determined by the administrator in its sole discretion and the award will terminate upon expiration of such period for no consideration, unless otherwise determined by the administrator.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	19,158,654	(2)	$13.01	(3)	2,323,819	(4)
Equity compensation plans not approved by stockholders(5)	3,298,979		$10.27		—
Total	22,457,633		$12.51	(3)	2,323,819	(4)

(1)	The 2014 Plan contains an evergreen provision, pursuant to which the number of shares of common stock available for issuance under the 2014 Plan can be increased on the first day of each fiscal year, equal to the least of (a) 10,000,000 shares, (b) 5% of the outstanding shares of common stock on the last day of our immediately preceding fiscal year, and (c) such other amount as our Board of Directors may determine.

(2)	Includes 4,284,438 shares of common stock subject to restricted stock units that entitle each holder to one share of common stock for each such unit that vests over the holder’s period of continued service.

(3)	Weighted-average exercise price does not include shares issuable upon vesting of restricted stock units, which have no exercise price.

(4)	Does not include 5,021,432 shares that became available for issuance under the 2014 Plan on January 1, 2018 pursuant to the evergreen provision.

(5)	Includes 1,458,979 warrants to purchase common stock issued to various third-party service providers and 1,840,000 shares underlying an option issued pursuant to the 2015 Inducement Equity Incentive Plan. Of the total outstanding warrants at December 31, 2017, warrants totaling 509,642 shares were exercisable. Of the total outstanding options issued pursuant to the 2015 Inducement Equity Incentive Plan, there were 843,333 options exercisable at December 31, 2017. Refer to “2015 Inducement Equity Incentive Plan” under the heading “Potential Payments upon Termination” for a discussion of our 2015 Inducement Equity Incentive Plan.

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Certain Relationships and Related Party and Other Transactions

In addition to the director and executive officer compensation arrangements and indemnification arrangements discussed above under “Executive Officers, Directors and Corporate Governance” and “Executive Compensation,” the following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Their Affiliates

USAA

USAA, a large stockholder and most significant affinity group marketing partner, beneficially owned 9.0% of our common stock at December 31, 2017. We have entered into a series of commercial service and maintenance arrangements (collectively, the “Service and Maintenance Agreement”) with USAA. Pursuant to these arrangements, we provide USAA with certain services, including an Internet-accessible mobile-enabled platform for automobile shopping, purchasing, insuring, financing and personal vehicle sales as such program is developed, modified and delivered for USAA members (the “USAA Auto Program”), and associated enablement, implementation, maintenance, project management and customization services. From time to time, we have provided marketing services to promote USAA membership, certain dealer incentive programs and loan subvention programs and have subsidized loan rate discount programs for USAA members who meet certain conditions. USAA markets the USAA Auto Program, related programs and our technology to its members and prospects, works with us to determine what USAA marketing and publicity is needed to further expand and grow the USAA Auto Program and promotes to its members certain dealer incentive programs. Under the Service and Maintenance Agreement, for the year ended December 31, 2017, we made cash payments to USAA of $18.5 million, and received cash payments from USAA of $1.6 million. Under the Service and Maintenance Agreement, for the year ended December 31, 2017, 261,307 units, or 27%, of all units purchased from TrueCar Certified Dealers by TrueCar users were matched to users of the car-buying site we maintain for USAA. We believe that the Service and Maintenance Agreement is on terms no less favorable to us than we could have obtained from unaffiliated third parties.

In connection with the transactions described in the Service and Maintenance Agreement, we have issued to USAA warrants to purchase shares of our common stock. In January 2012, we issued to USAA a warrant to purchase up to 1,042,666 shares of our common stock with an exercise price of $7.95 per share which was exercised in full on May 12, 2014. In May 2014, we issued to USAA a warrant to purchase up to 1,458,979 shares of our common stock consisting of 392,313 shares of common stock with an exercise price of $7.95 per share and 1,066,666 shares of common stock with an exercise price of $15.00 per share. The shares issuable upon exercise of such warrants are subject to certain performance-based vesting conditions. The vesting conditions are based on the number of cars sold by TrueCar Certified Dealers to our users originating from the USAA Auto Program. The warrant includes a multiplier provision whereby the vesting accelerates faster based on achievement of higher sales milestones within a given month. At December 31, 2017, there were 509,642 warrants that were earned and outstanding with an additional 949,337 warrants that

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are available for issuance upon achievement of minimum performance milestones.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

In addition to the indemnification required in our amended and restated certificate of incorporation and Bylaws, we have entered into an indemnification agreement with each member of our Board of Directors. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

Investors Rights Agreement

In November 2013, in connection with our Series A Preferred Stock financing, we entered into an amended and restated investors’ rights agreement with Vulcan Capital Growth Equity LLC and certain holders of our common stock, including entities affiliated with Anthem Ventures, United Services Automobile Association, Capricorn Investment Group and Upfront Ventures, which each hold 5% or more of our capital stock and of which certain of our directors are affiliated. That agreement remained in effect during part of 2017. Such agreement provided, among other things, for certain rights relating to the registration of their shares, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we were otherwise filing.

Registration Rights

For a portion of 2017, certain holders of our common stock were entitled to rights, subject to some conditions, to require us to file registration statements

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covering their shares or to include their shares in registration statements that we filed for ourselves or our stockholders. We referred to these shares as “registrable securities.” These registration rights were contained in our Seventh Amended and Restated Investors’ Rights Agreement, (“IRA”), dated as of November 22, 2013. We and certain holders of our common stock, including investors in our Series A Preferred Stock, were parties to the IRA. The registration rights set forth in the IRA expired three years following the completion of our initial public offering, or, with respect to any particular stockholder, when such stockholder was able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period. We would have paid the registration expenses of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, had the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights

The holders of 25% or more of the then outstanding registrable securities were entitled during a portion of 2017 to certain demand registration rights so long as the request covered at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $7.5 million. We would not have been required to effect more than two demand registrations. If we had determined that it would have been detrimental to us to effect such a demand registration, we had the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Piggyback Registration Rights

If we had proposed to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, during a portion of 2017 the holders of our registrable securities would have been entitled to certain “piggyback” registration rights allowing these holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, had we proposed to file a registration statement under the Securities Act, other than with respect to: (1) a demand registration or S-3 registration; (2) a registration relating to a company stock plan; (3) a registration relating to the offer and sale of debt securities; (4) a registration relating to a corporate reorganization or other transaction pursuant to Rule 145 of the Securities Act; and (5) a registration on any form that does not permit secondary sales, the holders of these shares would have been entitled to notice of the registration and would have had the right, subject to certain limitations, to include their shares in the registration.

Form S-3 Registration Rights

Until such rights expired, the holders of our registrable securities may have made a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we were eligible to file a registration statement on Form S-3, so long as the request covered at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $1.0 million. These stockholders could have made an unlimited number of requests for registration on Form S-3; however, we would not have been required to effect a registration on Form S-3 if we had effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we had determined that it would be detrimental to us to effect such a registration, we had the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

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AUDIT COMMITTEE REPORT

Audit Committee Report

This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other TrueCar filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference therein.

The following is the report of the audit committee of our Board of Directors. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2017 with our management. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants (“AICPA”) and Public Company Accounting Oversight Board (the “PCAOB”), including PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.” The audit committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.

Based on the audit committee’s review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted by:

Robert Buce (Chair)

Christopher Claus

Erin Lantz

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PROPOSAL ONE: ELECTION OF DIRECTORS

Proposal One: Election of Directors

Our Board of Directors consists of nine members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At the virtual Annual Meeting, three directors will be elected for three-year terms.

Nominees

Our nominating and corporate governance committee of the Board of Directors recommended, and our Board of Directors approved, Erin Lantz, Chip Perry and Ion Yadigaroglu as nominees for election to the Board of Directors at the Annual Meeting. Each of the nominees is currently a director of the Company. If elected, the nominees will serve as directors until our annual meeting in 2021, and until a successor is qualified and elected or until his or her earlier resignation or removal. Please see “Executive Officers, Directors and Corporate Governance” in this Proxy Statement for information concerning the nominees.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Erin Lantz,

Chip Perry and Ion Yadigaroglu. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Each director is elected by a plurality of the voting power of the shares present in person virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of Erin Lantz, Chip Perry and Ion Yadigaroglu as Class I directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified.

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PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Proposal Two: Ratification of Selection of Independent Registered Public Accountants

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as TrueCar’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and recommends that stockholders vote for ratification of such appointment. Notwithstanding its selection or voting results, the audit committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the audit committee believes that such a change would be in the best interests of TrueCar and its stockholders. If our stockholders do not ratify the appointment, the audit committee may reconsider whether it should appoint another independent registered public accounting firm.

PwC served as TrueCar’s independent registered public accounting firm for the 2016 and 2017 fiscal years. We expect that representatives of PwC will be present at the virtual Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accounting Fees and Services

The following table sets forth all fees accrued or paid to PwC for the years ended December 31, 2016 and 2017:

	Fiscal Year
	2016	2017
Audit Fees	$1,415,000	$2,384,750
Audit-Related Fees	205,053	133,004
Tax Fees	19,264	30,000
All Other Fees	5,400	5,400
Total	$1,644,717	$2,553,154

Audit Fees cover professional services provided by PwC in connection with the audit of the Company’s annual financial statements and for 2017 an audit of the effectiveness of internal control over financial reporting, quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q and professional services rendered in connection with comfort letters, consents and reviews of other documents filed with the SEC.

Audit-related fees cover services provided by PwC to perform an assessment and provide observations of the Company’s control environment and consultation concerning financial accounting and reporting standards. Audit-related fees also include attest services performed over our procedures around customer data purging. These services were not required to be performed in connection with the annual audit.

Tax Fees cover tax services provided by PwC including detailed tax studies (382 studies), tax planning projects and tax compliance services.

All Other Fees cover license fees for accounting research software.

Pre-approval Policy. Under our audit committee’s policy governing our use of the services of our independent registered public accountants, the audit

62	2018 Proxy Statement

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

committee is required to pre-approve all audit and non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2016 and 2017, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” that were billed by PwC were approved by the audit committee in accordance with SEC requirements.

The audit committee has determined that the rendering of other professional services for tax compliance and tax advice by PwC is compatible with maintaining their independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock present in person virtually or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2018. Abstentions are treated as shares of common stock present in person virtually or represented by proxy and entitled to vote and, therefore, will have the effect of a vote “against” the ratification of PwC as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, as recommended by the audit committee, recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as TrueCar’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

2018 Proxy Statement	63

PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.

This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section entitled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of TrueCar, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2018 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on the Board of Directors or the compensation committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board of Directors or the compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of executive compensation, as discussed in this proxy statement.

64	2018 Proxy Statement

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Four: Advisory Vote on the Frequency of Advisory Votes on Named Executive Officer Compensation

In accordance with SEC rules, we are seeking an advisory vote from our stockholders on how often we should hold an advisory vote to approve named executive officer compensation similar to Proposal Three. You may vote for every one, two, or three years, or you may abstain from voting.

After careful consideration, our Board of Directors recommends that you vote to hold an advisory say-on-pay vote annually. Our Board of Directors believes that holding a say-on-pay vote annually is the most appropriate option because it will give us more frequent feedback from our stockholders on our executive compensation philosophy, objectives and program, as well as the compensation paid to our named executive officers. We recognize that some of our stockholders may have different views and we look forward to dialogue on this advisory vote.

The option of one, two or three years that receives the highest number of votes cast will be deemed to be the frequency of future say-on-pay votes recommended by our stockholders. Although this advisory vote is non-binding, the Board of Directors and compensation committee will review and consider the voting results. Notwithstanding the Board’s present recommendation and the voting results, the Board of Directors may in the future decide to conduct advisory say-on-pay votes on a more or less frequent basis and may vary its practice based on the future discussions with stockholders and/or changes to our executive compensation practices and programs.

The Board of Directors recommends a vote to hold future advisory votes on executive compensation every “1 YEAR.”

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to submit your proxy or voting instructions at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Santa Monica, California

April 4, 2018

2018 Proxy Statement	65

ANNEX A - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Annex A - Reconciliation of GAAP to Non-GAAP Financial Measures

This Proxy Statement contains information regarding Adjusted EBITDA, Non-GAAP net income (loss), and Non-GAAP net income (loss) per share, which are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net income (loss) to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net income (loss) should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. In addition, our Adjusted EBITDA and Non-GAAP net income (loss) measures may not be comparable to similarly titled measures of other organizations as they may not calculate Adjusted EBITDA or Non-GAAP net income (loss) in the same manner as we calculate these measures.

We use Adjusted EBITDA and Non-GAAP net income (loss) as operating performance measures as each is (i) an integral part of our reporting and planning processes; (ii) used by our management and Board of Directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA and Non-GAAP net income (loss) facilitates operating performance comparisons on a period-to-period basis because these measures exclude variations primarily caused by changes in the excluded items noted above.

The following table presents a reconciliation of net loss to Adjusted EBITDA for each of the periods presented:

	Year Ended December 31,
	2017	2016
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(32,849)	$(41,708)
Non-GAAP adjustments:
Interest income	(1,260)	(376)
Interest expense	2,610	2,530
Depreciation and amortization	22,472	23,345
Stock-based compensation	32,241	24,739
Warrant expense	—	46
Certain litigation costs(1)	7,967	960
Severance charges(2)	—	1,783
Lease exit costs(3)	(133)	3,065
(Benefit from) / provision for income taxes	(2,164)	655
Adjusted EBITDA	$28,884	$15,039

2018 Proxy Statement	A-1

ANNEX A - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(1)	The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc. (the “Sonic Litigation”), complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar, and securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. We do not believe significant trademark litigation like the Sonic Litigation is reflective of a trend in our underlying operations. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending resolution.
(2)	In 2016, we incurred severance costs of $1.3 million related to a reorganization of our product and technology teams to better align our resources with business objectives as we transition from multiple software platforms to a unified architecture. In addition, we incurred severance costs of $0.5 million related to an executive who terminated during 2016. We believe excluding the impact of these terminations from 2016 is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of ongoing operating results.

(3)	Represents the updates to the initial estimate of lease termination costs associated with the consolidation of the Company’s office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

The following table presents a reconciliation of net loss to Non-GAAP net income (loss) for each of the periods presented:

	Year Ended December 31,
	2017	2016
	(in thousands)
Reconciliation of Net Loss to Non-GAAP Net Income (Loss):
Net loss	$(32,849)	$(41,708)
Non-GAAP adjustments:
Stock-based compensation	32,241	24,739
Warrant expense	—	46
Certain litigation costs(1)	7,967	960
Severance charges(2)	—	1,783
Lease exit costs(3)	(133)	3,065
Non-GAAP net income (loss)(4)	$7,226	$(11,115)

(1)	The excluded amounts relate to legal costs incurred in connection with the Sonic Litigation, complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar, and securities and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. We do not believe significant trademark litigation like the Sonic Litigation is reflective of a trend in our underlying operations. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims to continue to be significant pending resolution.

(2)	In 2016, we incurred severance costs of $1.3 million related to a reorganization of our product and technology teams to better align our resources with business objectives as we transition from multiple software platforms to a unified architecture. In addition, we incurred severance costs of $0.5 million related to an executive who terminated during 2016. We believe excluding the impact of these terminations from 2016 is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of ongoing operating results.

(3)	Represents the updates to the initial estimate of lease termination costs associated with the consolidation of the Company’s office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(4)	There is no income tax impact related to the adjustments made to calculate Non-GAAP net income (loss) because of our available net operating loss carryforwards and the full valuation allowance recorded against our net deferred tax assets at December 31, 2017 and December 31, 2016.

A-2	2018 Proxy Statement

TRUECAR, INC. 120 BROADWAY SUITE 200 SANTA MONICA, CA 90401 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TRUE2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E40243-P03940 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TRUECAR, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors unanimously recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Erin Lantz 02) Chip Perry 03) Ion Yadigaroglu The Board of Directors unanimously recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2018. 3. Advisory vote to approve named executive officer compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 4. Advisory vote to recommend the frequency of future advisory votes on named executive officer compensation. NOTE: In their discretion the proxies are authorized to vote upon such other business that may properly come before the meeting or at any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature Date [PLEASE SIGN WITHIN BOX] Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E40244-P03940 TRUECAR, INC. Annual Meeting of Stockholders May 17, 2018 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John Pierantoni and Jeffrey Swart, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRUECAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PDT on May 17, 2018, live via the Internet at www.virtualshareholdermeeting.com/TRUE2018 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side